UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )
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Filed by a Party other than the Registrant  ☐
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 ☐ Preliminary Proxy Statement
 ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
 ☐ Definitive Additional Materials
 ☐ Soliciting Material Pursuant to §240.14a-12
UNION PACIFIC CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Union Pacific Corporation 1400 Douglas Street, 19th Floor Omaha, NE 68179
April 3, 2020
NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
Date and Time	Thursday, May 14, 2020, at 8:00 a.m., Central Daylight Time

Place	CHI Health Center 455 North 10th Street Room 204 Omaha, Nebraska

Record Date	March 20, 2020

Items of Business	(1)	To elect the eleven directors named in the Proxy Statement, each to serve for a term of one year or until his or her successor is elected and qualified;
	(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2020;
	(3)	To approve, by non-binding vote, the compensation of the Company’s Named Executive Officers;
	(4)	To consider and vote upon two shareholder proposals if properly presented at the Annual Meeting; and
	(5)	To transact such other business as may properly come before the Annual Meeting.
Only shareholders of record at the close of business on March 20, 2020, are entitled to notice of, and to vote at, the Annual Meeting.
For your convenience, you may attend the Annual Meeting in person or listen via a live audio-only webcast. You may listen to the live audio-only webcast of the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/UNP2020 when you enter your 16-digit control number included on your notice of Internet availability of proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to listen to the Annual Meeting via live audio-only webcast are posted at www.virtualshareholdermeeting.com/UNP2020.
As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we decide to hold the Annual Meeting solely by means of remote communication, the meeting will occur at the above date and time via live audio webcast, and you or your proxyholder will be able to participate, vote and examine our shareholder list by visitng the www.virtualshareholdermeeting.com/UNP2020 website and using your 16-digit control number. We will announce any decision to hold the meeting solely by means of remote communication in advance, and details on how to participate in and vote during will be available at https://www.up.com/investors.
Your vote is very important. New York Stock Exchange rules provide that if your shares are held by a broker, your broker will NOT be able to vote your shares on most matters presented at the Annual Meeting, including the election of directors, unless you provide voting instructions to your broker. We strongly encourage you to submit your proxy card to your broker or utilize your broker’s telephone or internet voting services (if available) and exercise your right to vote as a shareholder.
Rhonda S. Ferguson
Executive Vice President,
Chief Legal Officer and
Corporate Secretary

UNION PACIFIC CORPORATION
PROXY STATEMENT

Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability	70
Pay Ratio Disclosure	75
Security Ownership of Certain Beneficial Owners and Management	76
Stock Ownership Requirements for Executives	77
Hedging Our Common Stock Is Prohibited	77
Sales of Our Common Stock by Executive Officers and Directors Under Rule 10b5-1 Trading Plans	77
PROPOSAL NUMBER 4 – Shareholder Proposal Regarding Independent Board Chairman	79
PROPOSAL NUMBER 5 – Shareholder Proposal Regarding Climate Assessment Report	82
Other Matters	85
Shareholder Proposals	85
Delinquent Section 16(a) Reports	85
Delivery of Documents to Shareholders Sharing an Address	85
Availability of Annual Report on Form 10-K	86
Other Business	86

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Meeting Information and Availability of Proxy Materials

Date and Time:
May 14, 2020, at 8:00 A.M., Central Daylight Time

Place:*
CHI Health Center
455 North 10th Street
Room 204
Omaha, Nebraska

Record Date:
March 20, 2020

How to Vote
Even if you plan to attend the 2020 Annual Meeting of Shareholders in person*, we encourage you to vote in advance of the meeting. You may vote using one of the following voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions. Participants in Union Pacific’s thrift and retirement plans who hold Company stock through such plans will receive separate voting instructions. You can vote in one of three ways:

RECORD HOLDERS

t
Voting Matters and Board Recommendations
Matter	Our Board’s Recommendations	Vote via the Internet • Go to www.proxyvote.com proxy
Proposal 1 Election of eleven (11) Director Nominees (page 8)	FOR Each Director Nominee

Vote by telephone
• Call toll free 1-800-690-6903 within the USA,
   US territories & Canada

Vote by mail
• Complete, sign, date and return your proxy card
   in the envelope provided

BENEFICIAL OWNERS
Follow the instructions set forth on the voting instruction form provided by your broker with these proxy materials.

Proposal 2 Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2020 (page 35)	FOR

Proposal 3 Advisory Vote to Approve Executive Compensation (page 38)	FOR

Proposal 4 Shareholder Proposal Regarding Independent Chairman (page 79)	AGAINST
Proposal 5 Shareholder Proposal Regarding Climate Assessment Report (page 82)	AGAINST
*
As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate, including how to vote, will be available at https://www.up.com/investors.

PROXY SUMMARY
Company Performance Highlights
In 2019, the Company produced record financial results and finished the year with improvements in service reliability and productivity despite significant weather events, including harsh winter conditions in the Midwest and Pacific Northwest that were followed by widespread flooding across the central and southern portions of our network. We continued implementation of Unified Plan 2020, the Company’s plan for operating a safe, reliable and efficient railroad by increasing reliability of our service product, reducing variability in network operations and improving resource utilization costs. Highlights of the Company’s 2019 operational and financial performance include:
✔	Record financial performance, with earnings per share of $8.38, up 6% from 2018
✔	An all-time record operating ratio for 2019 of 60.6%, improving 2.1 points from 2018’s 62.7%
✔	Operating income of $8.6 billion, flat with 2018 despite the 6% carload decline
✔
Substantial improvement in key performance indicators year-over-year. For example, improvement in asset utilization and fewer car classifications led to a 17% improvement in freight car terminal dwell and a 6% improvement in freight car velocity

✔	13% improvement in locomotive productivity and 2% improvement in work force productivity
✔	Total shareholder return was 33.7% for 2019, compared with 31.5% for the S&P 500
Governance Highlights
The Company’s commitment to strong corporate governance, effective risk management and strong independent oversight of management by the Board is reflected in our sound governance practices and policies. Governance Highlights include:
✔	Board Composed of 91% Independent Directors (10 out of 11 Board Nominees)
✔	Commitment to Board Refreshment (Four New Diverse Directors in Past Four Years, 36% of current composition)
✔	Annual Election of Directors with Majority Voting Standard
✔	Five Diverse Board Members/Nominees for Re-Election (45%)
✔	Average Board Tenure is 6.5 years with current Board Nominees
✔	“Proxy Access” Right
✔	Active Lead Independent Director
✔	Executive Sessions of Independent Directors at each Board and Committee Meeting
✔	Board Strategic Oversight and review of Enterprise Risk Management
✔	Four Fully Independent Board Committees
✔	Stringent Director and Executive Officer Stock Ownership Guidelines (7x Annual Salary for CEO and 4x Annual Salary for other Named Executive Officers)

PROXY SUMMARY
Shareholder Outreach
We were encouraged with the results of our say-on-pay vote at our 2019 Annual Meeting of Shareholders as we received shareholder support of 95% for our executive compensation program. We believe that the changes we made to our executive compensation program in 2019 - eliminating the use of retention stock so that long term incentive awards in 2019 for executives consisted of 60% performance stock units and 40% stock options and adopting a formal recoupment of incentive compensation policy - together with the revisions we made in prior years benefit shareholders and continue to align with our strategy and pay-for-performance philosophy.
In 2019, as part of our regular shareholder engagement, management participated in 15 investor conferences, numerous in-person investor meetings, and hosted more than 260 conference calls with analysts and investors.
Executive Compensation Highlights
✔
In 2019 our executives participated for the second year in our formula-based annual incentive plan where eighty percent (80%) of annual incentive cash bonuses paid to our executives, including the named executive officers (NEOs), was based on the attainment of specified Company financial performance goals (operating income (40%) and operating ratio (40%)), and the remaining (20%) was based on the Company’s performance against pre-established business objectives and individual executive performance

✔
Under our formula-based annual incentive plan, performance for 2019 resulted in an overall payout of 41% of target for four of the five NEOs after the Compensation and Benefits Committee’s adjustment for weather related expenses as set forth on page 50 of the Compensation Discussion and Analysis (CD&A)

✔
Upon recommendation of the Compensation and Benefits Committee, our Chief Operating Officer, Mr. Vena, received an annual incentive bonus for 2019 at 150% of target based upon superior performance implementing Unified Plan 2020

✔
Based on our three-year average return on invested capital (ROIC) of 15.0% and our relative Operating Income Growth at the 58th percentile, performance stock units for the three-year performance period (2017-2019) ending in 2019 vested at 200% of target

✔	The Compensation and Benefits Committee also recommended, and the Board approved, vesting of the first tranche of Mr. Vena’s 2019 equity award at 100% of target
✔
The compensation earned in 2019 by Mr. Fritz and the other NEOs, as described in the CD&A section of this Proxy Statement, reflects our policy of having a significant portion of our executives’ compensation tied to annual and long-term Company performance

✔
In 2019, 74% of the target compensation opportunity provided to Mr. Fritz and 65% of the target compensation opportunity provided to the rest of the NEOs was in the form of long-term incentive equity awards

✔	2019 long-term incentive awards granted in February consisted of 60% performance stock units and 40% stock options
✔
Performance stock unit awards granted in 2019 are subject to a 3-year average ROIC and a relative Operating Income Growth modifier (+/-25% of the award earned based on ROIC, depending on our Operating Income Growth compared to companies in the S&P 500 Industrials Index)

✔	The Compensation and Benefits Committee also approved a formalized policy for recoupment of incentive compensation described on page 44 of the CD&A which became effective January 1, 2020

UNION PACIFIC CORPORATION
1400 Douglas Street, 19th Floor
Omaha, NE 68179

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2020
INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES
Important Notice Regarding the Availability of Proxy
Materials for the Shareholder Meeting to Be Held on May 14, 2020
This Proxy Statement and our 2019 Annual Report on Form 10-K are available at www.up.com under the “Investors” caption link by selecting “Annual Reports/Form 10-Ks and Proxy Statements” www.up.com/investors/annuals/index/shtml.
Date, Time and Place of Meeting
This Proxy Statement is being furnished to shareholders of Union Pacific Corporation (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for use in voting at the Annual Meeting of Shareholders or any adjournment or postponement thereof (the Annual Meeting). The Annual Meeting will be held on Thursday, May 14, 2020, at 8:00 A.M., Central Daylight Time, at the CHI Health Center, 455 North 10th Street, Room 204, Omaha, Nebraska. This Proxy Statement and the accompanying proxy card are being distributed and made available to shareholders of the Company on or about April 3, 2020.
As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate, including how to vote and how to examine our stockholders list, will be available at https://www.up.com/investors.
Record Date, Outstanding Shares and Quorum
Only holders of record of the Company’s common stock at the close of business on March 20, 2020 (the Record Date), will be entitled to vote at the Annual Meeting. On the Record Date, we had 678,553,915 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present and entitled to vote on any matter at the Annual Meeting, we will have a quorum at the Annual Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present for the purpose of determining whether there is a quorum.
Internet Availability of Proxy Materials
Again this year, we are using the Securities and Exchange Commission (SEC) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, the notice contains information on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES
Accessing Proxy Materials over the Internet
Your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to:
•	View our proxy materials for the Annual Meeting on the Internet; and
•	Instruct us to send our future proxy materials to you electronically by email or the Internet.
Our proxy materials will be available during the voting period at www.proxyvote.com. From this website, you also will be able to vote prior to the Annual Meeting. To access this website, you will need your 16-digit control number included on your notice of Internet availability of proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.
Your Notice of Internet Availability, proxy card or voting instruction card will contain instructions on how you may request proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of distributing our proxy materials.
Voting Rights
Holders of our common stock are entitled to one vote for each full share held as of the Record Date.
Under Proposal Number 1, directors will be elected by a majority of the votes cast by the shares of common stock present at the Annual Meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, a nominee who does not receive more “for” votes than “against” votes will be elected to a shortened term expiring on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.
Approval of Proposal Number 2 (ratification of the appointment of the independent registered public accounting firm), Proposal Number 3 (advisory vote to approve executive compensation), Proposal Number 4 (shareholder proposal regarding independent chairman) and Proposal Number 5 (shareholder proposal regarding climate assessment report) requires the affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy).
If your shares are held in street name (that is, through a broker, bank, trustee, nominee or other holder of record), you are considered a beneficial owner of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange (NYSE) rules grant your broker discretionary authority to vote on the ratification of the independent registered accounting firm in Proposal Number 2. If you do not provide voting instructions, your broker will not have discretion to vote your shares on Proposal Numbers 1, 3 ,4 and 5 resulting in what is referred to as broker non-votes on those matters.
The Board recommends that you vote FOR each of the nominees in Proposal Number 1, FOR Proposal Numbers 2 and 3 and AGAINST Proposal Numbers 4 and 5.
In accordance with Utah law, abstentions and broker non-votes are not treated as votes cast and, therefore, are not counted in determining which directors are elected under Proposal Number 1 and which matters are approved under Proposal Numbers 2, 3, 4 and 5.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES
Solicitation and Voting of Proxies
Whether you hold shares directly as a shareholder of record or in street name (that is, through a broker, bank, trustee, nominee or other holder of record), you may direct how your shares are voted without participating in the Annual Meeting. There are three ways to vote by proxy:
•
Via the Internet — Shareholders who have received a Notice of Internet Availability of Proxy Materials by mail may submit proxies over the Internet by following the instructions on the notice. Shareholders who have received proxy materials by email may submit proxies over the Internet by following the instructions included in the email. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•
By Telephone — Shareholders who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Shareholders of record who have received a notice of Internet availability of proxy materials by mail must have the control number that appears on their notice available when voting. Shareholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Shareholders who hold shares in street name who have received proxy materials by email must have the control number included in the email available when voting.

•
By Mail — Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

If you sign and return your proxy card but do not give any voting instructions, your shares will be voted “FOR” the election of each of the director nominees listed in Proposal Number 1 below, “FOR” Proposal Number 2, “FOR” Proposal Number 3, “AGAINST” Proposal Number 4 and “AGAINST” Proposal Number 5. To our knowledge, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.
Confidential Voting Policy
The Board maintains a confidential voting policy pursuant to which Broadridge Financial Services, Inc. (Broadridge) receives shareholder proxies or voting instructions, and representatives of Broadridge, serving as independent inspectors of election, certify the vote. Proxies, as well as telephone and Internet voting instructions, will be kept confidential from management (except in certain cases where it may be necessary to meet legal requirements, including a contested proxy solicitation or where a shareholder writes comments on the proxy card). Reports concerning the vote may be made available to the Company, provided such reports do not reveal the vote of any particular shareholder.
Revocation of Proxies
After you submit your proxy you may revoke it at any time before voting takes place at the Annual Meeting. You can revoke your proxy in two ways: (i) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked or (ii) submit new telephone or Internet instructions or deliver a validly executed later-dated proxy. For this purpose, communications to the Secretary of the Company should be addressed to 1400 Douglas Street, 19th Floor, Omaha, Nebraska 68179 and must be received before the time that the proxy you wish to revoke is voted at the Annual Meeting. Please note that if your shares are held in street name (that is, a broker, bank, trustee or other nominee holds your shares on your behalf) and you wish to revoke a previously granted proxy, you must contact that entity and submit new voting instructions to your broker, bank, trustee or nominee.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES
Expenses of Solicitation
The Company will pay the entire cost of preparing, printing, mailing and distributing the notices and proxy materials and soliciting votes. In addition to the mailing of the notices and proxy materials, proxies may be solicited by personal interview, telephone and electronic communication by the directors, officers and employees of the Company acting without special compensation. We also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the street name holders of shares held of record by such individuals, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, the Company engaged Morrow Sodali, LLC, 470 West Avenue, Stamford, CT 06902, to solicit proxies on its behalf. The anticipated fees of Morrow Sodali LLC are $17,500, plus certain other customary fees and expenses.
Attending the Annual Meeting
An admission ticket will be required if you desire to attend the Annual Meeting in person. To be admitted to the 2020 Annual Meeting, you must have been a shareholder at the close of business on the Record Date or be the legal proxy holder or qualified representative of a shareholder and bring with you your admission ticket and a valid government-issued photo identification card, such as a driver’s license or passport. Persons without an admission ticket or proper identification may be denied admission to the Annual Meeting.
To obtain an admission ticket, go to www.proxyvote.com. You will need to enter your 16-digit control number, which can be found on your Notice of Internet Availability of Proxy Materials, voting instruction card and proxy card. The deadline to obtain an admission ticket is May 13, 2020.
You may obtain directions to the Annual Meeting by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. Please note that the use of cameras (including via cell phone with photographic capabilities), recording devices and other electronic devices is strictly prohibited at the Annual Meeting.
For your convenience, you may also listen to the Annual Meeting via a live audio-only webcast. You may listen to the live audio-only webcast of the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/UNP2020 when you enter your 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to listen to the Annual Meeting via live audio-only webcast are posted at www.virtualshareholdermeeting.com/UNP2020.
As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we decide to hold the Annual Meeting solely by means of remote communication, the meeting will occur at the above date and time via live audio cast webcast, and you or your proxyholder will be able to participate, vote and examine our shareholder list by visiting www.virtualshareholdermeeting.com/UNP2020 website and using your 16-digit control number. We will announce any decision to hold the meeting solely by means of remote communication in advance, and details on how to participate will be available at https://www.up.com/investors.
Information Regarding the Company
References to the Company’s website included in this Proxy Statement and in the Company’s 2019 Annual Report on Form 10-K are provided as a convenience and do not constitute, and should not be deemed, an incorporation by reference of the information contained in, or available through, the website.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS
The Board currently consists of twelve members. The Corporate Governance and Nominating Committee of the Board proposed, and the Board recommended, that eleven of the twelve individuals currently serving as directors each be nominated for re-election to the Board at the Annual Meeting. Each of the nominees has consented to being named as a nominee and to serve if elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board shall nominate.
Thanks to Our Retiring Director. Erroll B. Davis, Jr., a valued member of our Board and Chair of our Compensation and Benefits Committee, will be retiring as a director at the Annual Meeting and will not stand for re-election. The Board wishes to thank Mr. Davis for his years of dedicated service and work on behalf of the Company and its shareholders.
Vote Required for Approval
Directors will be elected by a majority of the votes cast by the shares present at the Annual Meeting and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, if a nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term that terminates on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.
The Board recommends a vote FOR the election of each of the nominated directors.
Directors/Nominees
The following identifies the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve for a term of one year or until his or her successor is elected and qualified.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

ANDREW H. CARD	INDEPENDENT
AGE: 72 DIRECTOR SINCE: 2006 COMMITTEES:	EXPERIENCE
Former White House Chief of Staff

Mr. Card most recently served as President of Franklin Pierce University from 2015 until 2016, and also previously served as the Executive Director of the Office of the Provost and Vice President for Academic Affairs at Texas A&M University until he became President of Franklin Pierce University. Prior to that, Mr. Card served as Chief of Staff to President George W. Bush, the 11th Secretary of Transportation under President H.W. Bush, and Deputy Assistant to the President and Director of Intergovernmental Affairs for President Ronald Reagan. Additionally, Mr. Card previously served as Vice President-Government Relations for General Motors Corporation, and as the President and Chief Executive Officer of the American Automobile Manufacturers Association.

Mr. Card has extensive senior-level experience in the federal government and the transportation industry, as well as invaluable experience in economic and international affairs, due to his roles as Chief of Staff to President George W. Bush; the 11th Secretary of Transportation under President H.W. Bush; the Deputy Assistant to the President and Director of Intergovernmental Affairs for President Ronald Reagan; Vice President-Government Relations for General Motors Corporation, one of the world’s largest auto manufacturers; and President and Chief Executive Officer of the American Automobile Manufacturers Association.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT • Draganfly Inc. (since 2019) FORMER • Lorillard, Inc. (2011-2015)

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

WILLIAM J. DELANEY	INDEPENDENT
AGE: 64 DIRECTOR SINCE: 2018 COMMITTEES:	EXPERIENCE
Former Chief Executive Officer Sysco Corporation

Most recently, Mr. DeLaney served as Chief Executive Officer of Sysco Corporation (Sysco), a food marketing and distribution company, from March 2009 until his retirement in December 2017. Prior to that, Mr. DeLaney served in various other roles for Sysco, including Executive Vice President and Chief Financial Officer, and then President.

Mr. DeLaney has valuable business and strategic leadership experience, as well as knowledge of rail operations from a customer perspective, due to serving as the Chief Executive Officer of Sysco. Additionally Mr. DeLaney has an extensive finance background, having also previously acted as Sysco’s Chief Financial Officer, and has significant experience serving on the boards of other public companies.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT • Cigna Corporation (since 2018) FORMER • Sanmina Corporation (2018-2019) • Sysco Corporation (2009-2017) • Express Scripts Holding Company (2011-2018) (acquired by Cigna Corporation in 2018)
DAVID B. DILLON	INDEPENDENT
AGE: 69 DIRECTOR SINCE: 2014 COMMITTEES:	EXPERIENCE
Former Chairman and CEO The Kroger Co.

Most recently, Mr. Dillon served as the Chairman of the Board of the Kroger Co. (Kroger), and as the Chief Executive Officer of Kroger. Prior to that, Mr. Dillon served in various other roles with Kroger, including President, and Executive Vice President, and he also served as President for Dillon Companies, Inc.

Mr. Dillon has valuable retail business and strategic leadership experience as a result of his role as Chief Executive Officer of Kroger. Additionally, Mr. Dillon has a demonstrated ability to understand complex logistics operations, and skills in financial audit matters, as well as extensive experience serving on the boards of other public companies.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT • 3M Company (since 2015) FORMER • DIRECTV (2011-2015)

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

LANCE M. FRITZ	MANAGEMENT
AGE: 57 DIRECTOR SINCE: 2015	EXPERIENCE
Chairman, President and Chief Executive Officer Union Pacific Corporation and Union Pacific Railroad Company

Mr. Fritz is currently serving as the Chairman, President and Chief Executive Officer of the Company and the Railroad, and has held these roles since 2015. Prior to that Mr. Fritz served in various roles for the Railroad, including President and Chief Operating Officer, Executive Vice President-Operations, Vice President-Labor Relations, and several other executive positions in the Railroad’s operating department.

Mr. Fritz has broad, extensive operational and managerial experience, as well as a deep institutional knowledge and track record of success, due to his lengthy tenure with the Company and the Railroad.

DEBORAH C. HOPKINS	INDEPENDENT
AGE: 65 DIRECTOR SINCE: 2017 COMMITTEES:	EXPERIENCE
Former Chief Executive Officer Citi Ventures and Former Chief Innovation Officer Citi

Most recently, Ms. Hopkins was the Chief Executive Officer of Citi Ventures and the Chief Innovation Officer of Citigroup, Inc., an international investment bank and financial services corporation, holding both positions from 2008 to 2016. Prior to that Ms. Hopkins served in various roles with Citigroup, including Chief Operations and Technology Officer, Senior Advisor to Corporate and Investment Bank and Head of Corporate Strategy. Ms. Hopkins also has served as Chief Financial Officer for each of Lucent Technologies and The Boeing Company, and has served in various roles for General Motors Company, including Vice President of Finance, Europe and General Auditor, and as the Corporate Controller for Unisys Corporation.

Ms. Hopkins has significant experience in finance, technology and innovation due to her various leadership positions overseeing those areas at multinational companies. Additionally, Ms. Hopkins has extensive experience serving on the boards of other public companies.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT • Virtusa Corporation (since 2018) • Marsh and McLennan Companies (since 2017)

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

JANE H. LUTE	INDEPENDENT
AGE: 63 DIRECTOR SINCE: 2016 COMMITTEES:	EXPERIENCE
President and Chief Executive Officer SICPA, North America

Ms. Lute is currently serving as the President and Chief Executive Officer of SICPA, North America, a global provider of security inks; a Special Advisor to the Secretary-General of the United Nations, where she has held several position in peacekeeping and peace building; and as a Director for the Center for Internet Security (CIS); and has held such positions since 2017, 2016 and 2015 respectively. Prior to that, Ms. Lute served as the Chief Executive Officer for CIS, a nonprofit organization focused on developing cyberdefense best practices, from 2015 to 2016, and has also served as the Deputy Secretary for the U.S. Department of Homeland Security, and on the National Security Council Staff under Presidents George H.W. Bush and William Jefferson Clinton. Ms. Lute has also served in the United States Army.

Ms. Lute has unique and invaluable knowledge and leadership experience that she has gained through her extensive military and government service, including her service at the U.S. Department of Homeland Security and the United Nations. Additionally, she has expertise with cyber security matters developed through her role as Chief Executive Officer of CIS, an operating not-for-profit organization and home of the Multi-State Information Sharing and Analysis Center providing cybersecurity services for state, local, tribal and territorial governments.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT • Atlas Air Worldwide Holdings, Inc. (since 2018) • Marsh and McLennan Companies (since 2020)
MICHAEL R. MCCARTHY	INDEPENDENT | LEAD DIRECTOR
AGE: 68 DIRECTOR SINCE: 2008 COMMITTEES:	EXPERIENCE
Chairman McCarthy Group, LLC

Mr. McCarthy is currently serving as chairman of McCarthy Group, LLC, a private investment group which he co-founded in 1986, and currently serves as the Company’s lead independent director.

Mr. McCarthy has extensive experience providing strategic and operational advice to businesses in various sectors of the economy, as well as financial expertise and a valuable background in leading successful investment companies, gained through founding and serving as Chairman of McCarthy Group, LLC. Additionally, Mr. McCarthy has significant experience serving on the boards of other public companies.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
FORMER • Cabela’s Incorporated (1996-2017)

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

THOMAS F. MCLARTY III	INDEPENDENT
AGE: 73 DIRECTOR SINCE: 2006 COMMITTEES:	EXPERIENCE
President McLarty Associates

Mr. McLarty is currently serving as the President of McLarty Associates (formerly Kissinger McLarty Associates), an international strategic advisory and advocacy firm; Executive Vice Chairman of RML Automotive; and Chairman and President of McLarty Companies, a fourth generation, family-owned transportation business; and has held these positions since 1999, 2007 and 1998, respectively. Prior to that, Mr. McLarty served in several positions in the Clinton White House, including Chief of Staff to the President, Counselor to the President and Special Envoy for the Americas, and also served as Chairman and Chief Executive Officer of Arkla, Inc., a Fortune 500 natural gas company.

Mr. McLarty has valuable business leadership experienced due to his time as the Chief Executive Officer of Arkla, Inc., as well as extensive exposure and expertise in international business and regulatory matters gained as President of McLarty Associates. Additionally, he has significant experience in government service at the highest levels gained through his several positions in the Clinton White House. Mr. McLarty also has experience serving on the board of Acxiom Corporation, another public company.

BHAVESH V. PATEL	INDEPENDENT
AGE: 53 DIRECTOR SINCE: 2017 COMMITTEES:	EXPERIENCE
Chief Executive Officer of LyondellBasell Industries, N.V.

Mr. Patel is currently serving as the Chief Executive Officer of LyondellBasell Industries, N.V. (LyondellBasell), an international plastics, chemical and refining company, and has held this position since 2015, and until recently, served as the Chairman of LyondellBasell’s management board. Before being named Chief Executive Officer of LyondellBasell, Mr. Patel held a variety of senior leadership roles at LyondellBasell, including Senior Vice President, Olefins and Polyolefins-Americas and Europe; Senior Vice President, Olefins and Polyolefins-Europe, Asia, International and Technology; and Executive Vice President, Olefins and Polyolefins-Europe, Asia, International and Technology. Prior to joining LyondellBasell, Mr. Patel held multiple leadership positions at Chevron Phillips Chemical Company.

Mr. Patel has extensive business and leadership experience gained from his several senior positions at Chevron Phillips and LyondellBasell, and as the current Chief Executive Officer of LyondellBasell, one of the largest plastics, chemical and refining companies in the world. Additionally Mr. Patel, through those same roles, has valuable international and global expertise and knowledge of rail operations from a customer perspective.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT • LyondellBasell Industries, N.V. (since 2018)

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

JOSE H. VILLARREAL	INDEPENDENT
AGE: 66 DIRECTOR SINCE: 2009 COMMITTEES:	EXPERIENCE
Advisor Akin, Gump, Strauss, Hauer & Feld LLP

Mr. Villarreal is currently serving as a non-employee advisor with Akin, Gump, Strauss, Hauer & Feld LLP, an international law firm, and was previously a partner at the firm. Mr. Villareal also previously served as Assistant Attorney General for the Public Finance Division of the Texas Attorney General’s Office, and has served in senior roles in numerous presidential campaigns, as well as in the role of United States Commissioner General to the Shanghai 2010 World Expo.

Mr. Villarreal has valuable legal, regulatory and compliance expertise, as well as extensive government affairs experience gained from his service in state and federal public offices, his involvement in presidential campaigns, and as a partner with Akin, Gump, Strauss Hauer & Feld, LLP. Additionally, Mr. Villarreal has significant service and experience on boards of other public companies, including PMI Group, Inc., First Solar, Inc. and Walmart Inc.

CHRISTOPHER J. WILLIAMS	INDEPENDENT
AGE: 62 DIRECTOR SINCE: 2019 COMMITTEES:	EXPERIENCE
Chairman Siebert Williams Shank & Co.

Mr. Williams is currently serving as the Chairman of Siebert Williams Shank & Co., LLC, an investment banking and financial services company, and has held this position since November 4, 2019, when The Williams Capital Group, L.P. and Williams Capital Management, LLC (collectively Williams Capital), an investment banking and financial services firm that Mr. Williams founded, merged with Siebert Cisneros Shank & Co., L.L.C. Prior to the merger, Mr. Williams served as the Chairman and Chief Executive Officer of Williams Capital, holding that position since the company’s formation in 1994. Mr. Williams also previously worked at Jeffries and Company and Lehman Brothers.

Mr. Williams has extensive financial, accounting and strategic knowledge gained during his years of experience in investment banking and finance, as well as valuable executive management and leadership experience due to his role as Chairman and Chief Executive Officer of Williams Capital. Additionally, he has significant experience serving on the boards of other public companies, including, in addition to those listed below, Walmart Inc.

OTHER PUBLIC DIRECTORSHIPS (within the last 5 years)
CURRENT • The Clorox Company (since 2015) • Ameriprise Financial (since 2016) FORMER • Caesars Entertainment Corporation (2003-2019)

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS
Director Qualifications and Experience
The Corporate Governance and Nominating Committee considered the character, experience, qualifications and skills of each director nominee when determining whether he or she should serve as a director of the Company. Consistent with the stated criteria for director nominees described on pages 17 and 19 below and included in the Company’s Corporate Governance Guidelines and Policies, the Committee determined that each director nominee exhibits a high degree of integrity, has significant professional accomplishments, and has proven leadership experience. Each director nominee is or has been a leader in his or her respective field and brings diverse talents and perspectives to the Board. The Committee also considered the experience and qualifications that each director nominee brings to the Board outlined above in each director’s biographical information, as well as service on boards of other public companies.
The Committee utilizes the following list of skills, attributes and qualities that are particularly relevant to the Company when evaluating director nominees.
•	Economics/Finance – Background in finance, banking, economics, and the securities and financial markets, both domestic and international;
•	Operations – Knowledge or experience in the transportation industry, particularly the rail industry and rail operations;
•	Risk Management Experience – Senior executive level experience in risk management, strategic planning or compliance activities;
•	Customer Perspective – A strong understanding of rail customer perspectives;
•
Government and Regulatory Expertise – Experience in regulatory, political and governmental affairs or public service in legislative or executive positions in Washington D.C. or state government, especially in states where the Company has a significant operating presence;

•	Legal – Possesses a law degree or experience in the legal profession;
•
International/Global Expertise – An international background or global expertise given the significant rail interchange operations with Mexican and Canadian rail systems, along with the Company’s extensive international marketing efforts;

•	Wall Street Experience – Background or experience with an investment or brokerage firm, investment banking or similar Wall Street financial expertise;
•	Technology – Senior executive level or board experience in information technology, cybersecurity, information systems or information technology issues for a public or private entity;
•	Investor Perspective – A strong understanding of institutional investors;
•	CEO Experience – Business and strategic management experience gained from prior or current service as a chief executive officer; and
•	Publicly Traded Company Experience – Prior or current service as a CEO or director at other publicly traded companies.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS
Below we identify the balance of skills and qualifications each director nominee brings to the Board. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. Rather, the skills and qualifications noted below are those reviewed by the Corporate Governance and Nominating Committee and the Board in making nomination decisions and as part of the Board succession planning process. We believe the combination of the skills and qualifications shown below demonstrates how the Board is well-positioned to provide strategic oversight and guidance to management.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

Board Refreshment
The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing and recommending to the Board the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. Such criteria, as described in the Company’s Corporate Governance Guidelines and Policies, include: business and management experience; familiarity with the business; customers and suppliers of the Company; varying and complementary talents, backgrounds and perspectives; diversity (inclusive of gender, race, ethnicity and national origin); and relevant legal, regulatory and stock exchange requirements applicable to the Board and certain of its Committees.
All potential new Board candidates should exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board. In all our director nominee searches, the Committee is committed to actively seeking out highly qualified women (Ms. Lute and Ms. Hopkins) and other diverse candidates (Messrs. Patel, Villarreal and Williams), for consideration as nominees to the Board. The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance Guidelines and Policies. In determining the independence of a candidate, the Committee relies upon the independence standards adopted by the Board. In addition, the Committee requires that all candidates:
•	Exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board;
•	Have demonstrable and significant professional accomplishments; and
•	Have effective management and leadership capabilities.
The Committee also values familiarity with the rail transportation industry and considers the number of other public boards on which candidates serve when determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function and activities.
The Committee meets each year to consider the inclusion of nominees in the Company’s proxy statement. During this meeting, the Committee considers each nominee by:
•	Reviewing relevant information provided by the nominee in his or her Company questionnaire;
•	Applying the criteria listed above; and
•	Assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board.
As part of the Committee’s oversight of the Board’s self-evaluation process, the Committee assesses the effectiveness of the criteria listed above when evaluating all new director candidates and when assessing the composition of the Board. The Committee will consider candidates recommended by shareholders under the same standards after concluding that any such recommendations comply with the requirements outlined below. During 2019, the Company retained the services of Heidrick & Struggles to help identify and evaluate suitable candidates for consideration to replace retiring directors. Mr. Williams was vetted and recommended by Heidrick & Struggles as a director candidate.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS
Board Tenure
We believe that Board tenure diversity is important and directors with many years of service provide the Board with a deep knowledge of our Company, while newer directors lend fresh perspectives. The chart below reflects the Board tenure of our current directors. The average tenure of all directors currently serving on our Board and nominated for re-election is six and a half years.

Average Tenure of All Directors = 6.5 Years
6
5
4
3
2
1
0
5
DeLaney
Lute
Hopkins
Patel
Williams
2
Dillon
Fritz
4
Card
McCarthy
McLarty
Villarreal
< 5 Years
5 - 10 Years
> 10 Years

Evaluation of Board and Committee Effectiveness and Performance
The Corporate Governance and Nominating Committee is responsible for overseeing the annual self-evaluation process of the Board and its committees, which is used by the Board and each committee to assess their effectiveness, their performance and opportunities for improvement. In addition, each committee reviews its Charter annually and reports to the Corporate Governance and Nominating Committee and the Board on its self-evaluation and review of its Charter.
During 2019, the Board and committee evaluation process involved the distribution of a self-assessment questionnaire to all Board and committee members inviting a review and written comments on all aspects of the Board and each committee’s role and responsibilities, as well as director performance and Board dynamics. Comments solicited related to a holistic review of how the Board can improve its key functions overseeing the Company’s overall governance and the enterprise risk profile of the Company, approving the Company’s strategic plan, monitoring strategy implementation and generally overseeing management’s operations of the business. In particular, for both the Board and the relevant committee, the process solicited ideas from directors about (i) improving prioritization of issues, (ii) improving quality of Board and committee discussions on key matters, (iii) identifying specific issues that should be discussed in the future, and (iv) identifying any other matters of importance to the functioning of the Board or committee.
The Corporate Governance and Nominating Committee will provide oversight for each committee and the Board as the directors continue discussing the results of this evaluation and work to address the recommendations.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS
Previously in 2018, an independent third party interviewed each member of the Board, as well as two recently retired directors, as part of the annual self-evaluation process of the Board and its committees and the independent third party presented the results to the Board. This presentation contained a summary of recommendations and items for discussion regarding Board and committee effectiveness based on these interviews.
Consideration of Director Nominees and Proxy Access
The Company’s By-Laws provide for “proxy access” for certain director candidates nominated by shareholders. Under the By-Laws, a shareholder or group of shareholders who have continuously held for three years a number of shares of Company common stock equal to three percent of the outstanding shares of Company common stock may request that the Company include in the Company’s proxy materials director nominees representing up to the greater of two directors or 20% of the current number of directors. Eligible shareholders wishing to have such candidates included in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders should provide the information specified in the By-Laws to the Secretary of the Company in writing during the period beginning on November 4, 2020 and ending on December 4, 2020, and should include the information and representations required by the proxy access provisions set forth in the Company’s By-Laws.
The Corporate Governance and Nominating Committee will consider and evaluate individuals for service on the Board suggested by directors and other interested parties. Shareholders desiring to recommend candidates for consideration at the 2021 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on January 14, 2021 and ending on the close of business February 13, 2021, and should include the following information required by the nomination procedures set forth in the Company’s By-Laws, as well as any other information that would assist the Committee in evaluating the recommended candidates: (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation of the candidate, and (iii) the number of shares of Company common stock beneficially owned by the candidate. A shareholder should also provide (i) his or her name and address, (ii) the number of shares of Company common stock beneficially owned by such shareholder, (iii) a description of all arrangements between himself or herself and the candidate and any other person pursuant to which the recommendation for nomination is being made, and (iv) the candidate’s written consent agreeing to any resulting nomination and to serve as a director if elected. The By-Laws are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain a printed copy by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

BOARD CORPORATE GOVERNANCE MATTERS
We are committed to implementing and following high standards of corporate governance, which we believe are important to the success of our business and create shareholder value. The Board has adopted Corporate Governance Guidelines and Policies, and, with ongoing input from the Corporate Governance and Nominating Committee, will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company. We post these guidelines and policies on our website at www.up.com/investors/governance.
Director Independence
To assist it in making determinations of a director’s independence, the Board has adopted the independence standards set forth below. The Board affirmatively determined that retiring director Mr. Davis, and all remaining directors, except for Mr. Fritz, who are also director nominees, Ms. Hopkins and Ms. Lute and Messrs. Card, DeLaney, Dillon, McCarthy, McLarty, Patel, Villarreal and Williams, have no material relationship with the Company or any of its consolidated subsidiaries, including Union Pacific Railroad Company (the Railroad), (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and are independent within the meaning of the applicable listing standards of the NYSE and the Director Independence Standards adopted by the Board. Additionally, the Board determined that all Board Committees are comprised entirely of independent directors and that all members of the Audit Committee, Compensation and Benefits Committee and Finance Committee meet the additional independence standards applicable to such committee members as set forth below.
The Board’s independence determination included a review of the payments over the last three years between the Railroad and LyondellBasell Industries, N.V. (LyondellBasell). Mr. Patel is the Chief Executive Officer of LyondellBasell. LyondellBasell paid the Railroad approximately $127 million, $115 million, and $112 million for transportation services in 2019, 2018 and 2017 respectively. These amounts were significantly less than 2% of LyondellBasell’s consolidated gross revenues for any of the past three years (0.4% for 2019, 0.3% for 2018, and 0.3% for 2017).
The Board also reviewed a payment made in 2019 to The Williams Capital Group, L.P. (Williams Capital). Mr. Williams is the Chairman of Siebert Williams Shank & Co., the successor to Williams Capital. The Company paid Williams Capital $87,500 in fees to serve as a co-manager in a July 2019 debt transaction. The Board noted that this payment was significantly less than 2% of Williams Capital’s consolidated gross revenues.
Director Independence Standards
An “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:
(1)
the director is, or within the last three years has been, an employee of the Company or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company;

(2)
the director (a) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(3)
the director, or a member of the director’s immediate family, is, or within the last three years has been, an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;

(4)	the director, or a member of the director’s immediate family, received or has received during any 12-month period within the last three years any direct compensation from the Company in excess of

BOARD CORPORATE GOVERNANCE MATTERS
$120,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;
(5)
the director is a current employee of a company, including a professional services firm, that has made payments to or received payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues;

(6)
a member of the director’s immediate family is a current executive officer of another company, or a partner, principal or member of a professional services firm, that has made payments to or received payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues; and

(7)
the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or within the last three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.
Audit Committee and Compensation and Benefits Committee Independence Criteria
In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee or the Compensation and Benefits Committee, and may not serve on such committees, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with NYSE and SEC rules and regulations.

BOARD CORPORATE GOVERNANCE MATTERS
Related Party Policy and Procedures
The Board annually reviews related party transactions involving directors and director nominees in conjunction with making director independence determinations and preparing the annual Proxy Statement. We require that executive officers report any transactions with the Company under the Statement of Policy on Ethics and Business Conduct (Business Conduct Policy) that covers all Company employees. Under the Business Conduct Policy, the Audit Committee reviews any transaction reported by executive officers and refers any reported transactions to the Corporate Governance and Nominating Committee for evaluation pursuant to the Company’s Related Party Transaction Policies and Procedures (the Related Party Policy) described below.
Under the Company’s Related Party Policy, transactions with related parties are subject to approval or ratification by the Corporate Governance and Nominating Committee. Transactions subject to Committee review and approval include any transaction in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).
“Related party” is defined under the policy as any (i) person who is or was during the last fiscal year an executive officer or director of the Company or nominee for election as a director, (ii) greater than 5% beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. “Immediate family” member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).
If advance Corporate Governance and Nominating Committee approval of a transaction is not feasible, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
Under the Related Party Policy, the Committee may pre-approve certain transactions, even if the aggregate amount involved exceeds $120,000. Such transactions include (i) any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), direct or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and (ii) any charitable contribution, grant or endowment by the Company to a charitable organization, foundation, or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts. Additionally, the Board has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any transaction with any related party in which the aggregate amount involved is expected to be less than $1 million. At each regularly scheduled meeting of the Committee, a summary of each new transaction deemed pre-approved will be provided to the Committee for its review.
Related Party Transactions in 2019
Since 1994, the Railroad has historically and routinely done business with Omaha Track, Inc. and its related companies (Omaha Track). Kelvin Whited, who became the Chief Financial Officer of Omaha Track in July 2015, is the spouse of Elizabeth F. Whited, who became the Company’s Executive Vice President and Chief Human Resources Officer in August 2018. Ms. Whited served as the Company’s Executive Vice President and Chief Marketing Officer until August 15, 2018, when she was appointed Executive Vice President and Chief Human Resources Officer.
In 2019, the Railroad paid Omaha Track or its affiliates approximately $19.9 million for tie disposal services, on-track scrap metal removal and railcar repairs. All of these transactions are managed by the Railroad’s Supply Department and Ms. Whited has no involvement in these matters.

BOARD CORPORATE GOVERNANCE MATTERS
Omaha Track has been a transload provider to customers of the Railroad for transload shipments of various materials. The Railroad paid Omaha Track approximately $9,400 in 2019 in connection with these transload services. Ms. Whited is not involved in any commercial or rate discussions involving Omaha Track.
The Railroad provides transportation services to LyondellBasell. Mr. Patel is the Chief Executive Officer and a director of LyondellBasell and a director of the Company. Payments to the Railroad over the last three years from LyondellBasell are detailed on page 20 of this Proxy Statement.
These transactions were ratified by the Corporate Governance and Nominating Committee under the Company’s Related Party Policy.

BOARD CORPORATE GOVERNANCE MATTERS
Board Leadership Structure
The Board believes it is in the best interest of the Company for the Board to periodically evaluate the leadership structure of the Company and make a determination regarding whether to separate or combine the roles of Chairman and CEO based on circumstances at the time of its evaluation. By retaining flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the Company and address any circumstances the Company may face. Per the Company’s Corporate Governance Guidelines and Policies, the Board annually will elect a Chairman of the Board, who may or may not be the CEO of the Company. Additionally, the Guidelines provide that if the individual elected as Chairman of the Board is not an independent director, the independent directors also will elect a lead independent director. The Board determined that having a combined Chairman and CEO at this time best allows the Board and management to focus on the oversight and implementation of the Company’s strategic initiatives and business plan to efficiently and effectively protect and enhance the Company’s long-term success and shareholder value.
In addition, the independent directors of the Board elected Mr. McCarthy as the lead independent director with the following responsibilities:
✔	Preside at meetings of the Board at which the Chairman and CEO are not present, including executive sessions of the independent directors;
✔	Approve the flow of information sent to the Board, and approve the agenda, schedule and what materials are sent for the Board meetings;
✔	Serve as the liaison between the independent directors and the Chairman and CEO;
✔	Be available for consultation and communication with major shareholders as appropriate;
✔	Oversee the process of evaluating and compensating the Chairman and CEO (in conjunction with the Compensation and Benefits Committee);
✔	Assure that a succession plan is in place for the Chairman and CEO, as well as the lead independent director;
✔	Authorize or recommend the retention of consultants who report directly to the full Board; and
✔	Assist the Board and Company officers in compliance with, and implementation of, the Company’s governance guidelines and policies.
The independent directors conducted executive sessions at all Board meetings in 2019. Mr. McCarthy also has the authority to call executive sessions of the independent directors. The Board has adopted a number of strong corporate governance practices that provide effective, independent oversight of management, including:
✔	Holding executive sessions of the non-management, independent directors after every Board meeting;
✔	Providing that only independent directors serve on key Board committees; and
✔	Conducting an annual performance evaluation of the Chairman and CEO by the independent directors.
The Board believes that the current leadership structure and succession planning coupled with an active lead independent director provides effective oversight of management and responsiveness to shareholders, while also continuing the solid leadership of the Company and the Board necessary to effect execution of the Company’s strategic plans.

BOARD CORPORATE GOVERNANCE MATTERS
Risk Oversight of the Company
The Board of Directors is responsible for overseeing the assessment and management of the critical enterprise risks affecting the Company. The Board delegates to the Audit Committee primary responsibility for oversight of managing risks related to operations of the Company.
Management identifies and prioritizes enterprise risks (included in the risk factors disclosed in our Annual Report on Form 10-K) and regularly presents them to the Board for its review and consideration. The senior executives responsible for implementation of appropriate mitigation strategies for each of the Company’s enterprise risks, along with the chief compliance officer, provide reports directly to the Board during the year. The Audit Committee also receives reports throughout the year from the chief compliance officer and the senior executives responsible for financial reporting, cybersecurity and environmental matters.
In addition, the Audit Committee oversees the Company’s internal audit of enterprise risks selected for review and evaluation based upon the Company’s annual risk assessment model with the purpose of evaluating the effectiveness of mitigating controls and activities of Company personnel. The Company’s internal auditors present to the Audit Committee findings regarding the mitigating controls and processes for the enterprise risks selected for review. The Audit Committee, in turn, reports those findings to the entire Board. The Company’s enterprise risk management process is dynamic and continually monitored so that the Company can timely identify and address any potential risks that arise in the ever-changing economic, political, legal and technology threat environment in which the Company operates.

BOARD CORPORATE GOVERNANCE MATTERS
Board of Directors Meetings and Committees
In accordance with applicable provisions of Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of the Board. The Board has established standing Committees and adopted guidelines and policies to assist it in fulfilling its responsibilities as described below.
During 2019, the Board met six times. None of the directors attended fewer than 75% of the aggregate number of meetings of the Board and the Committees on which he or she served. Our Corporate Governance Guidelines and Policies reflect our policy that all directors should attend the Annual Meeting. In accordance with this policy, all directors then serving attended last year’s Annual Meeting.
The Board currently maintains four standing committees − the Audit Committee, Finance Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee. Each of the committees operates under a written charter adopted by the Board, copies of which are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain copies by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. Each committee has the ability to retain outside advisors to assist it in the performance of its duties and responsibilities. All Board Committees are composed entirely of independent directors, satisfying both the independence standards of the NYSE and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies. Audit Committee members and Compensation and Benefits Committee members also satisfy the additional independence criteria applicable to Audit Committee and Compensation and Benefits Committee members under the listing standards of the NYSE.

BOARD CORPORATE GOVERNANCE MATTERS

David B. Dillon
Chair

Other Members:
Andrew H. Card, Jr.
William J. DeLaney
Deborah C. Hopkins
Jane H. Lute
Christopher J. Williams

Meetings in 2019: 10

FINANCIAL EXPERTS
ON AUDIT COMMITTEE

The Board has determined that Mr. DeLaney and Mr. Dillon are “audit committee financial experts” as defined by the SEC and that each has accounting or related financial management expertise as required by NYSE Corporate Governance Listing Standards.
Overview	Committee Functions

The Audit Committee assists the Board in fulfilling its responsibilities for overseeing our financial reporting process and the audit of our financial statements.

The Audit Committee meets regularly with the independent registered public accounting firm of the Company, financial management, the internal auditors, the chief compliance officer and the chief legal officer to provide oversight of the financial reporting process, internal control structure, and the Company’s compliance requirements and activities. The independent registered public accounting firm, the internal auditors, the chief compliance officer and the chief legal officer have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations, their opinions on the adequacy of internal controls and quality of financial reporting, and various legal matters.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent registered accounting firm (as described on page 36 of this Proxy Statement).

The Audit Committee’s Report is included on page 37 of this Proxy Statement.

• Appoint, evaluate and retain
   our independent registered
   public accounting firm

• Maintain direct responsibility
   for the compensation,
   termination and oversight of
   our independent registered
   public accounting firm and
   evaluate the independent
   registered public accounting
   firm’s qualifications,
   performance and
   independence

• Review and discuss earnings
   releases, audited financial
   statements and unaudited
   quarterly financial statements,
   including reviewing specific
   disclosures under
   “Management’s Discussion
   and Analysis of Financial
   Condition and Results of
   Operations”

• Review the Company’s policies
   and procedures to maintain the
   adequacy and effectiveness of
   internal controls and disclosure
   controls

• Review the scope, resources
   and results of the internal audit
   program, including
   participation in the General
   Auditor performance review

• Oversee the Company’s
   enterprise risk management
   program as well as the annual
   enterprise risk assessment

• Oversee the administration of
   the Company’s Code of Ethics
   for the Chief Executive Officer
   and Senior Financial Officers
   and the Statement of Policy on
   Ethics and Business Conduct
   for employees

BOARD CORPORATE GOVERNANCE MATTERS

Thomas F. McLarty III Chair Other Members: Deborah C. Hopkins Michael R. McCarthy Bhavesh V. Patel Christopher J. Williams Meetings in 2019: 6	Overview	Committee Functions

The Finance Committee is responsible for assisting the Board with its review and oversight of the Company’s financial position, financing plans and programs and dividend policy and actions. The Finance Committee also assists the Board by reviewing strategic options and opportunities for the Company, including acquisitions and divestitures.

• Review and oversee significant
   treasury matters such as the
   Company’s capital structure,
   balance sheet, credit ratings,
   short-and long-term financing
   plans and programs, derivative
   policy, share repurchases and
   dividend policy

• Review the Company’s liquidity
   position, including the
   Company’s credit facilities

• Oversee the Company’s
   investor relations activities,
   including the Company’s
   interaction with the investor
   community

• Review the performance of the
   Company’s internal investment
   committee that oversees the
   investment management of
   assets held by the Company’s
   pension, thrift and other
   funded employee benefit
   programs

BOARD CORPORATE GOVERNANCE MATTERS

Erroll B. Davis Jr.
Chair

Other Members:
Andrew H. Card, Jr.
William J. DeLaney
David B. Dillon
Bhavesh V. Patel
Jose H. Villarreal

Meetings in 2019: 5

COMPENSATION AND BENEFITS INTERLOCKS AND INSIDER
PARTICIPATION

There were no Compensation and Benefits Committee interlocks or insider participation in 2019.
Overview	Committee Functions

The Compensation and Benefits Committee discharges the Board’s responsibilities relating to the compensation of senior executives and provides strategic oversight of our compensation structure, including equity compensation plans and benefits programs.

The Compensation and Benefits Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Chairman and CEO and certain other elected executives. The details of the processes and procedures involved are described in the Compensation Discussion and Analysis (CD&A). The independent members of the full Board ultimately make the final decisions regarding the Chairman and CEO’s compensation.

The Compensation and Benefits Committee Report is included on page 57 of this Proxy Statement.

• Evaluate the CEO’s performance
   and, together with the other
   independent directors,
   determine and approve the
   CEO’s compensation

• Oversee the Company’s
   executive incentive plans and
   review amounts of awards and
   the executives who will receive
   awards and refer its
   determinations with respect to
   the annual incentive program to
   the Board for approval

• Review the CD&A and
   recommend to the Board its
   inclusion in our Proxy
   Statement

• Oversee the Company’s
   pension, thrift and equity
   compensation plans and review
   and recommend to the Board all
   material amendments to these
   plans

• Oversee the administration of
   the Company’s general
   compensation plans and
   employee benefit plans and
   periodically review the
   Company’s benefit plans to
   assess whether such benefit
   plans remain competitive

Compensation Consultant
Under its charter, the Compensation and Benefits Committee has the authority to retain, terminate and approve fees for advisors and consultants as it deems necessary. The Committee, in its discretion, uses outside advisors and experts to assist it in performing its duties and fulfilling its responsibilities. The Committee has retained Frederic W. Cook & Co., Inc. (FW Cook) as its independent compensation consultant. A representative of FW Cook attends all Committee meetings. The Committee is solely responsible for the engagement and termination of this relationship. At its March 2020 meeting, the Committee reviewed and reaffirmed the engagement of FW Cook as the Committee’s compensation consultant and determined that the retention of FW Cook did not raise any conflicts of interest.
FW Cook advises the Committee on compensation philosophy and matters related to CEO and other executive and director compensation. The Committee annually requests that FW Cook update compensation and performance data on the peer companies selected by the Committee, as described on page 43 of this Proxy

BOARD CORPORATE GOVERNANCE MATTERS
Statement. In addition, the Committee periodically requests that FW Cook make presentations on various topics, such as compensation trends and best practices, regulatory changes, long-term incentive components and award mix and stock plan utilization. The Committee Chair reviews and approves all charges for these consulting services.
Under the Committee’s engagement, FW Cook also confers with management on a limited basis to promote consistency and efficiency. In such matters, FW Cook acts in its capacity as the Committee’s advisor, and the Committee Chair reviews and approves any major projects for which management requests the assistance of FW Cook. Such projects involve only the amount and form of executive or director compensation and may include analysis of competitive director compensation data, design and development of new compensation and stock plans, calculation of compensation amounts reported in this Proxy Statement and review of materials prior to distribution to the Committee to confirm that the materials conform with the Committee’s philosophy and policies. The Committee Chair reviews and approves all charges for any projects requested by management. During 2019, the Company paid fees to FW Cook only for advising on matters under the Committee’s purview. The Company did not pay any fees for additional projects or services.
In early 2020, the Committee, with the assistance of FW Cook, conducted its annual compensation risk assessment of our executive compensation programs and confirmed that they were designed and operate within a system of guidelines and controls to avoid creating any material adverse risks to the Company.

BOARD CORPORATE GOVERNANCE MATTERS

Michael R. McCarthy Chair Other Members: Erroll B. Davis, Jr Jane H. Lute Thomas F. McLarty III Jose H. Villarreal Meetings in 2019: 4	Overview	Committee Functions

The Corporate Governance and Nominating Committee oversees and assists the Board in fulfilling its responsibilities relating to our corporate governance, including the practices, policies and procedures of the Board and its committees.

The Committee also reviews the size, structure and needs of the Board and Board committees, reviews possible candidates for the Board and recommends director nominees to the Board for approval.

• Identify and recommend
   candidates to be nominated for
   election as directors at the
   Annual Meeting or to fill Board
   vacancies

• Review the composition and
   activities of the Board,
   including, but not limited to,
   committee memberships,
   Board self-evaluation, Board
   size, continuing education,
   retirement policy and stock
   ownership requirements

• Review the Board’s leadership
   structure, recommending
   changes to the Board when
   appropriate, and oversee the
   election of the lead
   independent director

• Oversee the Corporate
   Governance Guidelines and
   Policies, and the Company’s
   Code of Business Conduct and
   Ethics for members of the
   Board of Directors

• Establish policies and
   procedures for the review and
   approval of related party
   transactions

• Review current trends in
   environmental, social and
   corporate governance (ESG)
   and recommend to the Board
   for adoption new (or
   modifications of existing)
   practices, policies and
   procedures

• Review director compensation
   periodically to assess whether
   compensation is competitive
   and reflects duties and
   responsibilities of Board
   members

BOARD CORPORATE GOVERNANCE MATTERS
Codes of Conduct and Ethics
The Board has adopted the Union Pacific Corporation Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Statement of Policy on Ethics and Business Conduct for employees (the Business Conduct Policy) and the Union Pacific Corporation Code of Business Conduct and Ethics for Members of the Board of Directors. We post these codes of conduct on our website at www.up.com/investors/governance, and printed copies are available to any shareholder upon request to the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. To the extent permitted by SEC rules and the NYSE listing standards, we intend to disclose any future amendments to, or waivers from, certain provisions of these codes of conduct on our website.
Communications with the Board
Interested parties wishing to communicate with the Board may do so by U.S. mail c/o the Corporate Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179. Communications intended for a specific director or directors (e.g., the lead independent director, a committee chairperson or all of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Corporate Secretary of the Company to process these communications and forward them to the appropriate directors. We forward appropriate communications from shareholders directly to the appropriate Board member(s). If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Corporate Secretary of the Company has the authority to disregard or take appropriate action regarding any such communication.

DIRECTOR COMPENSATION IN FISCAL YEAR 2019
Non-Management Directors’ Fees and Compensation
During 2019, non-employee directors were compensated for their Board service as shown below. Directors who are employees do not receive retainers or any other Board-related compensation.
•	Annual Retainer: $280,000 ($160,000 annual mandatory deferral into a Stock Unit Account, remainder may be deferred at the director’s election)
•	Annual Mandatory Deferral: $160,000 of their Annual Retainer deferred in the Stock Unit Account described below
•	Committee Chair Retainer: $20,000 for each standing Committee chair
•	Audit Committee Member Retainer: $10,000
•	Lead Director Retainer: $30,000
Stock Unit Grant and Deferred Compensation Plan for the Board of Directors
Under our Stock Unit Grant and Deferred Compensation Plan for non-management directors, a director may, by December 31 of any year, elect to defer all or a portion of any compensation (in addition to the amount mentioned above that is required to be invested in their Stock Unit Account) for service as a director in the ensuing year or years, excluding reimbursements for expenses. Such deferred amounts may be invested, at the option of the director, in (i) a Fixed Rate Fund administered by the Company, (ii) a Stock Unit Account administered by the Company, or (iii) various notional accounts administered by The Vanguard Group. These accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Fund bears interest equal to 120% of the applicable federal long-term rate compounded annually. The Stock Unit Account fluctuates in value based on changes in the price of our common stock, and equivalents to cash dividends paid on the common stock are deemed to be reinvested in the Stock Unit Account. The Vanguard Accounts are subject to earnings and value fluctuations from the investment performance of the notional accounts at Vanguard. Payment of all deferred amounts begins in January of the year following separation from service as a director. Deferred amounts may be paid, at the election of the director, in either a lump-sum or in up to 15 equal, annual installments.
2000 Directors Stock Plan
Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, the Company may grant options to purchase shares of our common stock to non-management directors. Upon recommendation of the Corporate Governance and Nominating Committee in September 2007, the Board eliminated the annual grant of options for 2008 and future years. The Company did not award any options to non-management directors in 2019.
Previously, each non-management director, upon election to the Board of Directors, would receive a grant of 4,000 restricted shares of our common stock or restricted share units that represent the right to receive our common stock in the future (which number has been adjusted to reflect the Company’s two-for-one stock splits on May 28, 2008 and June 6, 2014). The restricted shares or share units vest on the date a director ceases to be a director by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote such restricted shares and receive dividends or dividend equivalents, but may not transfer or encumber such shares or units. The director would forfeit such shares or units upon ceasing to be a director for any reason other than death, disability or retirement. Effective August 1, 2018, the Board approved the elimination of this initial equity grant for newly elected directors.

DIRECTOR COMPENSATION IN FISCAL YEAR 2019
Non-Management Director Compensation in Fiscal Year 2019
The following table provides a summary of the compensation of our non-management directors for 2019.
NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS (a)	OPTION AWARDS	ALL OTHER COMPENSATION (b)	TOTAL COMPENSATION
Andrew H. Card, Jr.	$290,000	$0	$0	$10,841	$300,841
Erroll B. Davis, Jr.	300,000	0	0	38,500	338,500
William J. DeLaney	290,000	0	0	8,657	298,657
David B. Dillon	310,000	0	0	12,036	322,036
Deborah C. Hopkins	285,833	0	0	11,563	297,396
Jane H. Lute	290,000	0	0	31,944	321,944
Michael R. McCarthy	330,000	0	0	26,411	356,411
Thomas F. McLarty III	300,000	0	0	13,107	313,107
Bhavesh V. Patel	280,000	0	0	26,688	306,688
Jose H. Villareal	284,167	0	0	16,587	300,754
Christopher J. Williams (c)	46,667	0	0	0	46,667
(a)
The following table provides the outstanding equity awards at fiscal year-end held by all individuals who served as non-management directors in 2019. The Number of Shares in the Vesting Upon Termination column represents the shares granted to each director upon initial election to the Board and required to be held until his or her service as a member of the Board ends.

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS	NUMBER OF SHARES VESTING UPON TERMINATION	NUMBER OF UNITS IN DEFERRED STOCK UNIT ACCOUNT
Andrew H. Card Jr.	0	4,000	30,782
Erroll B. Davis Jr.	0	4,000	37,812
William J. Delaney	0	0 (d)	1,105
David B. Dillon	0	4,000	7,019
Deborah C. Hopkins	0	4,000	5,429
Jane H. Lute	0	4,000	4,005
Michael R. McCarthy	0	4,000	51,089
Thomas F. McLarty III	0	4,000	30,133
Bhavesh V. Patel	0	4,000	2,285
Jose H. Villarreal	0	4,000	23,673
Christopher J. Williams	0	0 (d)	0
(b)
Excess liability insurance premiums paid in 2019 for each non-management director were $1,411, except for Mr. Williams which was $0. For each of Mr. Davis, Ms. Lute, Mr. McCarthy and Mr. Patel, the Company matched $25,000 of each directors’ charitable contributions under the Company’s charitable matching gift program which is also available to all employees of the Company. The Company matched $10,000 in charitable contributions for Ms. Hopkins and $5,500 in charitable contributions for Mr. Villarreal. In addition, the Company began paying Nebraska state income taxes on behalf of nonresident directors in 2014 because of their travel to Nebraska required for Company business. The reimbursement covers the incremental cost of these nonresident directors’ taxes and the directors do not claim any tax benefits for the reimbursement in their resident states. The amounts shown in the table reflect additional federal and Nebraska income taxes paid in 2020 for the applicable director’s service, and stock option exercises, if any, during the director’s service in 2019. The Company does not consider this a perquisite and does not gross-up or pay any state income taxes that the directors incur in their normal work locations.

(c)	Mr. Williams was elected to the Board on November 14, 2019.
(d)
Upon recommendation of the Corporate Governance and Nominating Committee, effective August 1, 2018, the Board eliminated the 4,000 share grant to non-management directors upon their election to the Board.

PROPOSAL NUMBER 2 − Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2020
The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2020 and submits this selection for ratification by a vote of shareholders as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte & Touche LLP does not receive an affirmative vote of a majority of the votes cast, the Audit Committee will review its future selection of an independent registered public accounting firm.
The Audit Committee believes that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of our shareholders as there are several benefits to the Company of having a long-tenured auditor.
•
Enhanced Audit Quality. Through more than 50 years of experience with the Company, Deloitte & Touche has gained institutional knowledge and deep expertise regarding the Company’s rail operations and business, accounting policies and practices and internal control over financial reporting.

•	Competitive Fee Structure. Due to Deloitte & Touche’s familiarity with the Company, audit fees are competitive with peer companies.
•
Avoids Costs Associated with New Auditor. Onboarding a new independent accountant is costly and requires a significant time commitment that could distract from management’s focus on financial reporting and controls.

The Company expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.
Vote Required for Approval
Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.
The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2020.

Independent Registered Public Accounting Firm’s Fees and Services
Aggregate fees billed to the Company for services rendered by our independent registered public accounting firm for each of the past two years are set forth below:
	YEAR ENDED DECEMBER 31,
	2019	2018
Audit Fees	$2,974,700	$2,838,350
Audit-Related Fees	509,603	697,829
Tax Fees	244,713	214,860
All Other Fees	0	0
Total	$3,729,016	$3,751,039
Audit Fees. Audit services included the integrated audit of financial statements and internal control, quarterly reviews, comfort letters provided in conjunction with the issuance of debt, and agreed-upon procedures performed on the Annual Report R-1 filed by Union Pacific Railroad Company with the Surface Transportation Board.
Audit-Related Fees. Audit-related services included consultation on accounting standards and transactions, audits of employee benefit plans, and audits of subsidiary companies.
Tax Fees. Tax fees included fees for corporate tax planning and consultation services and work performed for international tax compliance.
All Other Fees. No other services were provided to the Company by Deloitte & Touche LLP during the years ended December 31, 2019 and 2018.
Pre-Approval of Audit and Non-Audit Services Policy
The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent registered public accounting firm. By approving the engagement, which is performed in conjunction with the first Board meeting of each year, the audit services are deemed pre-approved. As part of its pre-approval policy, the Committee considers whether the provision of any proposed non-audit services is consistent with auditor independence. With respect to non-audit services provided by the independent registered accounting firm, the Audit Committee adopted and observes procedures that require the independent registered public accounting firm to present a budget for the three categories of non-audit services: (i) audit-related services, (ii) tax services and (iii) other services. The budget is detailed as to the particular services to be provided so that the Committee knows what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake specific projects within the three categories of non-audit services.

Audit Committee Report
The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2019. The Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed with the Audit Committee under applicable Public Company Accounting Oversight Board (PCAOB) standards and SEC Rule 2-07 of Regulation S-X. The Committee also has received the written disclosure and correspondence from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP communications with the Committee concerning independence and has discussed their independence with them. Based on the foregoing reviews and discussions, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.
The Audit Committee
David B. Dillon, Chair
Andrew H. Card, Jr.
William J. DeLaney
Deborah C. Hopkins
Jane H. Lute
Christopher J. Williams

PROPOSAL NUMBER 3 − Advisory Vote to Approve Executive Compensation
The Board of Directors asks shareholders to support a non-binding, advisory resolution approving the Company’s executive compensation as reported in this Proxy Statement.
We design our executive compensation programs to support the Company’s long-term success. As described below in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation and Benefits Committee has structured the Company’s executive compensation programs to achieve key Company goals and objectives. We believe our compensation philosophy allows us to link realized pay to performance measures and reward management efforts that produce consistent, long-term performance accompanied with effective risk management and execution of the Company’s strategy.
In 2019, the Company produced record financial results and finished the year with improvements in service reliability and productivity despite significant weather events, including harsh winter conditions in the Midwest and Pacific Northwest that were followed by widespread flooding across the central and southern portions of our network. We continued implementation of Unified Plan 2020, the Company’s plan for operating a safe, reliable and efficient railroad by increasing reliability of our service product, reducing variability in network operations and improving resource utilization costs. Highlights of the Company’s 2019 operational and financial performance include:
•	Record financial performance, with earnings per share of $8.38, a 6% increase when compared to 2018;
•	An all-time record operating ratio for 2019 of 60.6%, 2.1 points lower than 2018;
•	Operating income of $8.6 billion, flat with 2018 despite the 6% carload decline; and
•
Substantial improvement in key performance indicators year-over-year. For example, improvement in asset utilization and fewer car classifications led to a 17% improvement in freight car terminal dwell and a 6% improvement in freight car velocity. We also saw a 13% improvement in locomotive productivity and 2% improvement in work force productivity

The Board urges shareholders to read the Compensation Discussion and Analysis, beginning on page 42 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures, including many best practices, operate and are designed to align compensation with our Company strategy, goals and objectives. Shareholders should also review the Summary Compensation Table and related compensation tables and narrative, appearing on pages 58 through 74, which provide detailed information regarding the compensation of our Named Executive Officers. The Compensation and Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis create effective incentives for achieving Company goals, including returns to shareholders, and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and directly contributed to the Company’s performance and success.
In accordance with Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, the Board asks shareholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the shareholders of Union Pacific Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2020 Annual Meeting of Shareholders.
This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Benefits Committee will review and consider the voting results when evaluating the Company’s executive compensation programs.
The Board of Directors recommends a vote FOR the advisory resolution to approve executive compensation.

A LETTER FROM OUR COMPENSATION AND BENEFITS COMMITTEE
Dear Fellow Union Pacific Shareholder:
We thank you for your continued support of Union Pacific. As directors and members of the Compensation and Benefits Committee, we take our responsibility to you very seriously. Our overarching compensation philosophy is to provide compensation opportunities that are competitive and motivating in an environment that has required continuing commitment and resilience of our employees and the leadership team. Our compensation philosophy is also highly performance based in order to align our management team with the Company’s strategic goals and our shareholders’ long-term interests.
2019 Results and Unified Plan 2020
During 2019, the Company continued the implementation of Unified Plan 2020, the Company’s plan for operating a safe and efficient railroad by increasing the reliability of its service product, reducing variability in network operations and improving resource utilization costs. The year 2019 also presented extreme weather challenges as harsh winter weather, blizzard conditions and record snowfall caused weather disruptions across the Midwest and Pacific Northwest. Additionally, rainfall on top of frozen ground, covered with several inches of accumulated snow, led to rapid snowmelt and historic, catastrophic flooding across Nebraska, Iowa, Missouri and Minnesota. Ice jams, some several miles long, contributed to extensive damage and track washouts across the Company’s network. Despite all of these challenges, the Company delivered solid financial performance, including:
•	Earnings of $8.38 per share, representing a 6% improvement compared to 2018
•	An all-time record operating ratio of 60.6%, 2.1 points lower than 2018
•	Operating income of $8.6 billion, flat with 2018 despite a 6% carload decline
Union Pacific returned $8.4 billion to its shareholders in the form of dividends and share repurchases and total shareholder return was 33.7% in 2019 compared with 31.5% shareholder return for the S&P 500.
Our Fiscal 2019 Compensation Program
As the Company continues to implement Unified Plan 2020, we remain focused on a compensation program that supports the Company’s strategic goals and reflects our commitment to alignment of pay with performance. For fiscal year 2019, the Named Executive Officers’ (NEOs) formula-based incentive cash program was similar to 2018 with eighty percent (80%) of the target annual incentive cash bonus based on two key performance metrics: operating income (40%) and operating ratio (40%). The remaining 20% of an executive’s target incentive cash bonus was based on the Committee’s evaluation of the Company’s performance against pre-established business objectives and individual executive performance in the key areas identified in the Company’s new strategy wheel which we implemented in 2019 as set forth on page 51 of the Compensation Discussion & Analysis (CD&A).
After thorough deliberation and consideration, including discussions with the Committee’s compensation consultant, the Committee made an adjustment for weather related expenses incurred by the Company due to the historic and extreme flooding experienced during 2019. This adjustment to the calculation of our formulaic bonus program under the Company’s 2019 Annual Incentive Plan is detailed on page 50 of the CD&A. The Committee believes that the adjustment appropriately recognizes the significant productivity and operational improvements management and our entire workforce achieved during 2019 through the implementation of Unified Plan 2020. This adjustment resulted in an annual incentive bonus payout for 2019 at 41% of target for Mr. Fritz and the other NEOs, excluding Mr. Vena.
As described on page 46 of the CD&A, due to Mr. Vena’s critical role in the implementation of Unified Plan 2020, the Committee recommended, and the Board approved, an annual incentive bonus for 2019 for Mr. Vena at 150% of target. Based on Mr. Vena’s performance in leading the Company’s achievement of an historic operating ratio of 60.6%, the Committee also recommended, and the Board approved, vesting of the first tranche of his 2019 performance stock unit award at 100% of target, and also approved another performance-based long-term incentive grant.

Long-term equity incentives remain an integral part of our compensation program, as we believe they support alignment of our executives’ interests with the interests of our shareholders. The 2019 equity grants for the NEOs consisted of 60% (up from 50%) performance stock units (PSUs) and stock options constituted the remaining 40% of award values, reflecting our decision to eliminate retention stock units from our executive compensation program.
The Committee also approved a formalized policy for recoupment of incentive compensation described on page 44 which became effective January 1, 2020. This policy is meant to be consistent with, but also is more expansive than, the proposed “clawback” rules under the Dodd-Frank Wall Street and Consumer Protection Act. While such rules have not yet been finalized, the Committee believes adoption of the policy is consistent with good corporate governance principles.
Further detail on our compensation program is included in the CD&A that follows.
Diversity and Our Workforce
We are working to assist the Company in creating a 21st-century workforce that is gender-balanced and inclusive of top, diverse talent. The Company is committed to improving and strengthening performance to further build an inclusive workforce that reflects the diverse markets and communities it serves . A positive, inclusive and high-performing work environment is essential in order for employees to feel valued and able to fully contribute to the Company’s mission.
Ongoing Commitment to Shareholder Engagement
The Committee values the perspectives of the Company’s shareholders and the importance of shareholder feedback, as demonstrated by the continued evolution of our compensation program. We appreciate the strong support from shareholders on our 2019 say-on-pay vote on executive compensation. As the Company moves forward with Unified Plan 2020, we are committed to maintaining a compensation structure that aligns pay with performance, drives long-term value creation and reflects the perspectives of our shareholders.
Thank you for your continued support and investment in Union Pacific.
Respectfully,

The Compensation and Benefits Committee

Erroll B. Davis, Jr., Chair
Andrew H. Card, Jr.
William J. DeLaney
David B. Dillon
Bhavesh V. Patel
Jose H. Villarreal

2019 Business Highlights
Union Pacific Railroad Company (the Railroad) is the principal operating company of Union Pacific Corporation (the Company). One of America’s most recognized companies, the Railroad links 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. The Railroad’s diversified business mix includes Agricultural Products, Energy, Industrial and Premium. We serve many of the fastest-growing U.S. population centers, operate from all major West Coast and Gulf Coast ports to eastern gateways, connect with Canada’s rail systems and are the only railroad serving all six major Mexico gateways. Our freight traffic consists of bulk, manifest and premium business. Bulk traffic primarily consists of coal, grain, soda ash, ethanol and rock shipped. Manifest traffic includes individual carload or less than train-load business involving commodities such as lumber, steel, paper, food and chemicals. The transportation of finished vehicles, auto parts, intermodal containers and truck trailers are included as part of our premium business. The Railroad provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.
Our operating plan, Unified Plan 2020, implements Precision Scheduled Railroading principles, coupled with our own best practices. It is an important part of the Company’s objective to operating a safe, reliable and efficient railroad by increasing reliability of our service product, reducing variability in network operations, and improving resource utilization.
Safety: While 2019 was a year of significant operational change at the Company, we remained committed to the safety of our employees, our customers and the public. As we implemented Unified Plan 2020, we remained focused on identifying and managing risk and training our employees as their work environment changed. Despite these efforts, our safety results were not good enough. Our personal injury incidents per 200,000 employee-hours increased 11% from 2018 and our reportable derailment incident rate per million train miles increased 30%. In addition to using and expanding the deployment of Total Safety Culture and Courage to Care, we implemented COMMIT (Coaching, Observing, Mentoring and Motivating with Integrity and Trust) throughout our operations. All of these programs allow us to identify and implement best practices for employee and operational safety.
Service and Operations: The year began with a series of significant weather events. Heavy snowfall and harsh winter conditions in the Midwest and Pacific Northwest were followed by widespread flooding across the central and southern portions of our network. Despite the disruptions, we remained focused on the implementation of Unified Plan 2020.
Although our operational changes were impacted by weather in the early part of 2019, our key performance indicators improved substantially year-over-year. Improvement in asset utilization and fewer car classifications led to 17% improvement in freight car terminal dwell and 6% improvement in freight car velocity. We also saw 13% improvement in locomotive productivity and 2% improvement in work force productivity.
Financial Results: In 2019, the Company generated operating income of $8.6 billion, flat with 2018 despite the 6% carload decline. Lower volumes, productivity initiatives and lower fuel prices drove operating expenses down 8% from 2018. These factors coupled with improved pricing offset the impact of the revenue decline and drove an all-time record 60.6% operating ratio, improving 2.1 points from 2018. Net income of nearly $6.0 billion translated into earnings of $8.38 per diluted share, up 6% from last year.
Our net return on invested capital of 15.0% decreased 0.1 point compared to 2018. We increased our quarterly dividend with two 10 percent increases, resulting in dividends paid in 2019 totaling $2.6 billion. In addition, we repurchased 35 million Union Pacific shares, decreasing our full-year average share count by 6 percent. Combining dividends and share repurchases, Union Pacific returned $8.4 billion to our shareholders in 2019.
Please also refer to the Company’s Annual Report on Form 10-K for a complete analysis of the Company’s 2019 financial and operating performance and non-GAAP reconciliation.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Philosophy and the Compensation-Setting Process
The Company’s executive compensation philosophy is to:
•
Pay for Performance — We tie pay to performance by aligning a significant portion of the executive’s opportunity for compensation to annual (short-term) and long-term Company strategy. We also integrate the Company’s critical business objectives (safety, service, and financial performance) into the Company’s strategy and compensation programs to reflect individual performance and management effectiveness, along with other qualitative factors, which contribute to the Company’s performance.

•
Align with Shareholder Interests — We link a substantial portion of executive compensation to both short-term and long-term financial performance that benefits our shareholders and aligns the interests of management with those of our shareholders by providing equity incentives.

•
Attract and Retain Top Talent — We are able to attract and retain key executives critical to our long-term success by structuring compensation levels to reflect the competitive marketplace for similar positions at other comparable peer group companies.

The Compensation and Benefits Committee believes this compensation philosophy allows us to reward behavior that produces consistent, long-term performance accompanied with effective risk management and execution of the Company’s strategy.
The Committee carefully evaluates and considers a number of factors in connection with its executive compensation decisions, including:
✔	Company performance against objectives;
✔	Guidance from the Committee’s compensation consultant;
✔	Input from the CEO; and
✔	Appropriate peer comparisons.
Company Performance. As described above, under the Company’s annual incentive cash program, the Company measures its performance against a formulaic component based on pre-established operating income and operating ratio targets, as well as a non-formulaic component based on the Committee’s evaluation of certain business objectives related to safety, service and financial performance outlined on pages 49 and 50. The Committee recommends the operating income and operating ratio targets to the Board for approval each February. Management also develops the Company’s overall strategy and the corresponding business objectives and presents them to the Board annually in February. After Board approval, the Committee incorporates the objectives into the compensation program with assistance and advice from the Finance Committee of the Board. The Board monitors the Company’s progress concerning execution of its strategy and its business objectives during the year. At the end of the year, the Board assesses the Company’s achievement of these objectives. In February, subsequent to the performance year, management presents to the Committee the Company’s operating income and operating ratio results, its achievement compared to the business objectives, and its relative performance compared to the Peer Group.
Guidance from Compensation Consultant and Input from CEO. The Committee reviews and recommends the compensation of all NEOs to the Board for its approval. The CEO provides the Committee with his evaluation of the performance of the other NEOs and his recommendations for their compensation. The Committee also receives information and recommendations from its independent compensation consultant (FW Cook) on matters related to the NEOs’ (including the CEO’s) and other executives’ compensation. The Committee then determines (with advice from the Board, and assistance from its consultant) a bonus and equity award for the Company’s CEO.
For more information on the operation of the Committee, including information on its compensation consultant, see pages 29 and 30 of this Proxy Statement.

Executive Compensation Philosophy and the Compensation-Setting Process
Peer Companies. The Committee benchmarks salary, Target Total Cash Compensation and Target Total Direct Compensation for the NEOs against competitive market information. To assess competitive market information, the Committee looks primarily to pay data from the proxy statements of the Company’s Peer Group.
As further discussed below, the Committee generally seeks to establish base salaries below the median of the Peer Group, reflecting the Committee’s philosophy that a greater proportion of the cash component of the executives’ compensation should be incentive-based. The Committee generally targets a range around the median of the Peer Group for Target Total Cash Compensation and Target Total Direct Compensation. Actual Total Direct Compensation and Actual Total Cash Compensation may be greater or less than targeted percentiles, depending upon whether and to what degree the Company achieves its business objectives (as described above).
Other factors considered in setting target compensation levels may include the individual performance of each NEO and his or her position relative to the Company’s current internal pay structure or changes in personnel or compensation at the Peer Group companies. In addition, the Committee particularly focuses on competitive pay for railroad executives within the Peer Group and the performance of other comparable railroads. In comparing the executive positions with comparable positions at companies within the Peer Group, the Committee and FW Cook review and consider any adjustments that may be required to account for significant differences in tenure or functional responsibilities.
For compensation decisions made in 2019, the Company’s Peer Group consisted of the following 15 companies listed below.
Canadian National	Canadian Pacific	CSX
Deere & Co	Delta Airlines	Exelon
FedEx	Honeywell International	NextEra Energy
Norfolk Southern	Northrop Grumman	Raytheon
Southern Co.	Southwest Airlines	UPS
The Committee selected this Peer Group with the assistance of its compensation consultant, FW Cook, after considering U.S. based public companies in the same Global Industry Classification System (GICS) Industry Group with comparable revenues and market capitalization and other U.S.-based public companies with comparable (i) revenues, (ii) operating income, (iii) total assets, (iv) market capitalization and (v) employees, while excluding pharmaceuticals, high-tech, insurance and financial services companies. These comparative financial measures and the number of employees for the 2018 Peer Group are summarized below and were used for compensation decisions made in 2019.
	PEER GROUP		UNION PACIFIC
	MEDIAN	75TH PERCENTILE	COMPANY DATA	PERCENTILE RANK
Net Revenue	$27,058	$39,560	$22,832	39th
Operating Income	$4,414	$5,118	$8,517	100th
Total Assets	$49,589	$65,189	$59,147	68th
Market Capitalization	$53,380	$61,332	$108,411	98th
Employees	58,803	82,500	41,992	45th
Dollars in millions. Median/Percentiles determined by FW Cook using Standard & Poor’s Capital IQ Service, Form 8-K filings and Peer Group company information. The financial information provided above is derived from data as of fiscal year ending December 31, 2018, except as of September 2018 for Exelon and Southern Co., October 2018 for Deere & Co. and November 2018 for FedEx. Market Capitalization is a 12-month average as of December 31, 2018.

Executive Compensation Philosophy and the Compensation-Setting Process
Compensation Best Practices
We endeavor to maintain strong governance standards in our policies and practices related to executive compensation. Below is a summary of key executive compensation and governance practices in place during 2019.
What We Do		What We Don’t Do
✔	Emphasize Performance-Based Variable Compensation	✗	No Repricing or Back-Dating of Options Allowed
✔	Utilize a Compensation Recoupment Policy	✗	No Individual Supplemental Executive Retirement Plans
✔	Tie Compensation to Short-and-Long-Term Performance	✗	No Tax Gross-Up Payments Allowed for NEOs, including Change-in-Control
✔	Allow Only Minimal Perquisites	✗	No Employment Agreements with any of our Executive Officers, including NEOs
✔	Utilize Double Trigger Change-in-Control Plan	✗	NEOs are Prohibited from Pledging and Hedging Company Stock
✔	Target Base Salaries Below the Median of our Peer Group
✔	Enforce Stringent Executive Stock Ownership Guidelines
✔	Conduct Annual Compensation Risk Assessment
✔	Require Trading Plans for Executive Officers (as set forth on page 77) and Directors
Effective January 1, 2020, the Company adopted its Policy for Recoupment of Incentive Compensation. This policy allows the Board’s Compensation and Benefits Committee to require Company executives to repay to the Company certain incentive compensation (or if such incentive compensation has not been paid or settled, the Company may cancel such incentive compensation) if the Committee determines either (a) that a financial restatement is required due to the Company’s material non-compliance with financial reporting requirements or if there was a material error in incentive compensation calculations, or (b) if the executive engaged in certain types of detrimental conduct, as more particularly described in the policy. This policy is meant to be consistent with, but also is more expansive than, the proposed “clawback” rules under the Dodd-Frank Wall Street and Consumer Protection Act. While such rules have not yet been finalized, the Company nevertheless implemented this recoupment policy because we believe it is consistent with good corporate governance principles.

Executive Compensation Philosophy and the Compensation-Setting Process
Named Executive Officers
This Compensation Discussion and Analysis describes the material elements of our executive compensation program, and the corresponding pay decisions for our 2019 Named Executive Officers (NEOs), who are listed below. The amounts in each NEO’s pie chart below reflect the values in the Summary Compensation Table on page 58.
Lance M. Fritz Chairman, President and Chief Executive Officer
Age: 56 Tenure: 20 years	Compensation Decisions for 2019
• Increased base salary by 2.2% • LTI target unchanged • Annual incentive target unchanged • Increased Total Target Direct Compensation by 0.2%

During 2019, Mr. Fritz marked almost five years as our Chief Executive Officer. The Compensation and Benefits Committee increased Mr. Fritz’s salary for 2019 to $1,175,000, a 2.2% increase, and maintained Mr. Fritz’s 2019 Annual Incentive Plan bonus target of $2,200,000. Mr. Fritz received an annual incentive bonus for 2019 of $902,000 at 41% of target based on the formulaic bonus program under the Company’s 2019 Annual Incentive Plan. The Committee made no change to Mr. Fritz’s long-term incentive target grant value of approximately $9,750,000 consisting of 60% performance stock units and 40% stock options granted on February 7, 2019. Mr. Fritz’s 2017 grant of performance stock units paid out at 200% of target.
Robert M. Knight, Jr. Executive Vice President and Chief Financial Officer (Retired)
Age: 62 Tenure: 40 years	Compensation Decisions for 2019
• Increased base salary by 2.5% • LTI target unchanged • Annual incentive target unchanged • Increased Total Target Direct Compensation by 0.3%

Mr. Knight retired as our Executive Vice President and Chief Financial Officer on December 31, 2019, after nearly 40 years of service. The Compensation and Benefits Committee increased Mr. Knight’s salary for 2019 to $619,000, a 2.5% increase, and maintained Mr. Knight’s 2019 Annual Incentive Plan bonus target of $1,275,000. Mr. Knight received an annual incentive bonus for 2019 of $523,000 at 41% of target based on the formulaic bonus program under the Company’s 2019 Annual Incentive Plan. The Committee made no change to Mr. Knight’s long-term incentive target grant value of approximately $3,400,000 consisting of 60% performance stock units and 40% stock options granted on February 7, 2019. Mr. Knight’s 2017 grant of performance stock units paid out at 200% of target.

Named Executive Officers

Vincenzo J. Vena Chief Operating Officer
Age: 61 Tenure: 1 year	Compensation Decisions for 2019

• Hired January 14,
   2019

• $600,000 salary

• $750,000 annual
   incentive target

• $4,000,000 equity
   award comprised of
   60% performance
   stock units prorated
   annually based on
   Operating Income and
   Operating Ratio and
   40% stock options,
   with two-year vest

To help lead implementation of our Unified Plan 2020, Mr. Vena became Chief Operating Officer effective January 14, 2019. Mr. Vena previously served as Executive Vice President and Chief Operating Officer of Canadian National Railway Company, where he was responsible for implementing its highly successful Precision Scheduled Railroad operating model. At time of hire, his annual base salary was $600,000 with an annual target bonus opportunity of $750,000, payout of which is dependent on the Company’s formulaic bonus program under the Company’s 2019 Annual Incentive Plan.
Mr. Vena also received a $4,000,000 equity grant award consisting of 60% performance stock units and 40% stock options, each with a two year vesting period, prorated and payable annually based on the Company’s operating income and operating ratio. As previously disclosed, Mr. Vena’s initial performance stock unit award was subject to review for potential adjustment after the end of the year based on performance.
At its February 2020 meeting, the Compensation and Benefits Committee reviewed the critical role and accomplishments of Mr. Vena in the implementation of Unified Plan 2020. Based on Mr. Vena’s performance in leading the Company’s achievement of an historic operating ratio of 60.6%, the Committee recommended, and the Board approved, vesting of the first tranche of his 2019 performance stock unit award at 100%. In addition, the Compensation and Benefits Committee recommended, and the Board approved, payment to Mr. Vena of an annual incentive bonus for 2019 of $1,125,000 at 150% of target. The Committee will review the second tranche of Mr. Vena’s performance stock unit award for potential adjustment at the end of 2020.
Likewise, in recognition of the role and accomplishments of Mr. Vena in the implementation of Unified Plan 2020, the Compensation and Benefits Committee in March 2020 recommended, and the Board approved, a $4,000,000 equity grant award subject to vesting over two years. The new grant consisted of 40% stock options and 60% performance stock units, with a two year vesting period, and the number of performance stock units payable based on the Company’s 2020 operating ratio.

Named Executive Officers

Rhonda S. Ferguson Executive Vice President, Chief Legal Officer and Corporate Secretary
Age: 50 Tenure: 4 years	Compensation Decisions for 2019
• Increased base salary by 5.0% • LTI target unchanged • Annual incentive target unchanged • Increased Total Target Direct Compensation by 0.8%

Ms. Ferguson has been our Executive Vice President, Chief Legal Officer and Corporate Secretary for almost 4 years. The Compensation and Benefits Committee increased Ms. Ferguson’s salary for 2019 to $485,000, a 5.0% increase, and maintained Ms. Ferguson’s 2019 Annual Incentive Plan bonus target of $750,000. Ms. Ferguson received an annual incentive bonus for 2019 of $308,000 at 41% of target based on the formulaic bonus program under the Company’s 2019 Annual Incentive Plan. The Committee made no change to Ms. Ferguson’s long-term incentive target grant value of approximately $1,500,000 consisting of 60% performance stock units and 40% stock options granted on February 7, 2019. Ms. Ferguson’s 2017 grant of performance stock units paid out at 200% of target.
Elizabeth F. Whited Executive Vice President and Chief Human Resources Officer
Age: 54 Tenure: 32 years	Compensation Decisions for 2019
• Increased base salary by 2.0% • LTI target unchanged • Annual incentive target unchanged • Increased Total Target Direct Compensation by 0.3%

Ms. Whited has been our Executive Vice President and Chief Human Resources Officer for almost 2 years after previously serving as the Company’s Executive Vice President and Chief Marketing Officer. The Compensation and Benefits Committee increased Ms. Whited’s salary for 2019 to $464,000, a 2.0% increase, and maintained Ms. Whited’s 2019 Annual Incentive Plan bonus target of $750,000. Ms. Whited received an annual incentive bonus for 2019 of $308,000 at 41% of target based on the formulaic bonus program under the Company’s 2019 Annual Incentive Plan. The Committee made no change to Ms. Whited’s long-term incentive target value of approximately $1,500,000 consisting of 60% performance stock units and 40% stock options granted on February 7, 2019. Ms. Whited’s 2017 grant of performance stock units paid out at 200% of target.

Fiscal Year 2019 Total Compensation Mix
The majority of the compensation awarded to our CEO and other NEOs, is performance-based, variable compensation and “at-risk.” This is illustrated in the charts below that show the pay mix for Mr. Fritz, our CEO, and for our other NEOs as a group based on the target total direct compensation received by these executives in fiscal 2019.

Elements of Our Executive Compensation Program
Base Salary
The CEO reviews base salaries and prior year performance and accomplishments for the other NEOs and recommends a base salary for the coming year for each. The Committee considers and evaluates these base salary recommendations. Among many considerations, the Committee reviews: (i) the executive’s position and responsibility in the organization, (ii) the executive’s experience and expertise, (iii) Company performance, (iv) individual accomplishments and job performance during the year, (v) Peer Group pay data, (vi) internal benchmarking relative to the Company’s pay structure, and (vii) current salary. In making salary recommendations to the Board of Directors, the Committee exercises subjective judgment in evaluating many factors but applies no specific weights to any factor. The Committee, with input from its compensation consultant, and the Board’s review of CEO performance, assesses and determines the base salary of the CEO for subsequent Board approval.
In February 2019 and 2020, the Committee reviewed each of our NEO’s base salary. Upon review of competitive market data, including our Peer Group, the Committee approved the salary increases shown below.
NAME	2018 SALARY	INCREASE FOR 2019	2019 SALARY	VS. PEER GROUP	INCREASE FOR 2020	2020 SALARY
Lance M. Fritz	$1,150,000	2.2%	$1,175,000	25P-50P	2.1%	$1,200,000
Vincenzo J. Vena	(1)	—	600,000	Below 25P	3.3%	620,000
Robert M. Knight, Jr.	604,000	2.5%	619,000	25P-50P	0.0%	(2)
Rhonda S. Ferguson	462,000	5.0%	485,000	Below 25P	3.1%	500,000
Elizabeth F. Whited	455,000	2.0%	464,000	Below 25P	3.0%	478,000
(1)	Mr. Vena was elected on January 14, 2019.
(2)	Mr. Knight retired on December 31, 2019.
2019 Annual Incentive Plan
Eighty percent (80%) of the target annual incentive cash bonuses paid to executives, including the NEOs, are based on the attainment of pre-established objective Company financial performance goals, and the remainder (20%) is based on the Company’s performance against business objectives and individual executive performance in key areas such as safety, customer service, resource productivity, maximized franchise, innovation and employee engagement. The financial performance goals were based on operating income (40%) and operating ratio (40%), which are key performance measures in the rail industry. If the minimum performance thresholds for both operating income and operating ratio are not achieved, then no annual incentive cash bonus is paid to executives. For performance that exceeds target levels, the annual incentive plan payout is capped at 200% of target.

When determining individual annual incentive bonus targets for each of the NEOs, the Committee generally targeted the 50th percentile of Target Total Cash Compensation. In light of Mr. Knight’s contributions and performance, the Committee recommended his annual incentive bonus target be set above the 75th percentile of our Peer Group. These individual annual incentive bonus targets for each of the NEOs were approved by the Committee and then recommended to the Board and approved.

Elements of Our Executive Compensation Program
2019 Target Total Cash Compensation Versus Peer Group
NAME	2019 SALARY	2019 TARGET BONUS	TOTAL 2019 TARGET TOTAL CASH COMP	VS. PEER GROUP
Lance M. Fritz	$1,175,000	$2,200,000	$3,375,000	50P - 75P
Vincenzo J. Vena(1)	600,000	750,000	1,350,000	25P - 50P
Robert M. Knight, Jr.(2)	619,000	1,275,000	1,894,000	Above 75P
Rhonda S. Ferguson	485,000	750,000	1,235,000	25P - 50P
Elizabeth F. Whited	464,000	750,000	1,214,000	25P - 50P
(1)	Mr. Vena was elected on January 14, 2019.
(2)	Mr. Knight retired on December 31, 2019.
Formulaic Component
Annual incentive compensation supports the Compensation Committee’s pay-for-performance philosophy and further aligns individual goals with Company goals as set forth in the Company’s annual operating plan. For 2019, the Committee selected Operating Income and Operating Ratio as the key financial metrics to focus on both absolute and relative operating performance. The tables below display the respective weightings of the relevant performance measures and the aggregate actual performance for the annual cash bonus reported for the NEOs for 2019.
2018 PERFORMANCE	OPERATING INCOME 40%	OPERATING RATIO 40%	NON-FORMULAIC 20%
Maximum – 200% Payout	$10,792	59.0%	200%
Target – 100% Payout	9,384	60.5%	100%
Threshold – 50% Payout	8,915	61.0%	50%
2019 Actual*	8,738**	60.6%**	25%
Performance Achieved – Weighted Average Payout = 41%	0%	90%	25%
*
The 2019 annual incentive plan design includes an adjustment to operating ratio for the reported fuel expense and fuel revenue from the actual price to the price assumed in the Board approved financial plan.

**
Special transactions or events, such as weather or accounting special charges, that impact operating income by $50 million or more in any year are subject to the Compensation and Benefit’s Committee’s approval for inclusion or exclusion in the adjusted Operating Ratio and Operating Income calculations. In 2019, the Committee made an adjustment to the 2019 Annual Incentive Plan to exclude the effect of the extraordinary weather events. The Committee believes that the adjustment appropriately recognizes the significant productivity and operational improvements management achieved during 2019 through the implementation of Unified Plan 2020. The actual results as reported in the 2019 Annual Report on Form 10-K for the year ended December 31, 2019, for operating income was $8.6 billion, and for operating ratio was 60.6%.

		ACTUAL
NAME	2019 TARGET BONUS	OPERATING INCOME 40%	OPERATING RATIO 40%	NON-FORMULAIC 20%	2019 TOTAL ANNUAL INCENTIVE BONUS	2019 OVERALL PAYOUT (AS A % OF TARGET)
Lance M. Fritz	$2,200,000	$0	792,000	110,000	$902,000	41%
Vincenzo J. Vena	750,000	—	—	—	1,125,000	150%*
Robert M. Knight, Jr.	1,275,000	0	459,000	64,000	523,000	41%
Rhonda S. Ferguson	750,000	0	270,000	38,000	308,000	41%
Elizabeth F. Whited	750,000	0	270,000	38,000	308,000	41%
*
The Compensation and Benefits Committee reviewed the critical role and accomplishments of Mr. Vena in the implementation of Unified Plan 2020. Based on Mr. Vena’s performance in leading the Company’s achievement of an historic operating ratio of 60.6%, the Committee recommended, and the Board approved, payment to Mr. Vena of an annual incentive bonus for 2019 of $1,125,000 at 150% of target.

Elements of Our Executive Compensation Program
Non-Formulaic Component
In 2018, we revised our Company strategy and focused on its rollout and implementation in 2019. The six value tracks used in our previous strategy live on in our strategy wheel, providing employees a clearer picture of the Company’s strategic intent. The individual strategic elements work together to turn the wheel, driving Union Pacific forward:
•
Safest and Most Reliable Freight Rail Products and Services. Everything we do must be done safely, or we don’t do it – that’s our promise to each other. We also must be reliable, so customers trust we’ll deliver on our promises. Unified Plan 2020, our new operating plan, accomplishes this by creating an achievable transportation plan customers can count on.

•
Highly Efficient Operations. Driving down cost and removing waste helps us to be more competitive, enabling us to enter new markets. The faster we turn our assets – whether it’s a locomotive or a freight car – the more we can do with our investment.

•
Industry-Leading Customer Experience. Continuously improving the customer journey provides higher levels of service and better transparency into customers’ transportation supply chains, helping them win in their markets.

•
Secure Appropriate Business. Selling products that fit our business model versus developing boutique services builds a consistent, balanced network. We will continue finding solutions customers value, but they also must optimize our network.

•
Best-in-Industry Cash Returns. Each employee plays a role, from getting price on a contract to finding efficiencies in everyday work. This gives shareholders confidence in our ability to create financial returns, allowing us to invest in and grow our business.

•
Optimal Investment. Every dollar spent must drive safe, reliable and efficient results. We invest in areas customers are willing to pay for, whether it’s improving car cycle time, updating track infrastructure on vital corridors or developing digital tools that help them plan their business.

•
Proud and Engaged Workforce. The wheel turns when our employees work toward the same goals. It takes the best employees in the industry to become the best freight railroad in North America – we have that, and there is nothing stopping us from achieving our vision.

As we transform our railroad into the safest, most reliable and most efficient in North America, our values will continue guiding us: Our passion for performance will help us win; our high ethical standards will ensure we don’t win at the expense of any one stakeholder; and teamwork will make sure we win together.

Elements of Our Executive Compensation Program
Based on the Committee’s evaluation of the Company’s achievement of its business objectives and individual executive performance in the key areas identified in our strategy wheel above, the Committee exercised its discretion to award this component at 25% of target for the Named Executive Officers, excluding Mr. Vena. Among other factors, the Committee also considered the Company’s financial performance as compared to the Company’s peer group measured by growth in total revenue, operating income, diluted earnings per share from continuing operations (EPS) and ROIC. In addition, the Committee compared the Company’s total shareholder return with those of the Peer Group.
Long-Term Equity Incentive Compensation
The components of long-term incentive compensation are:

Performance Stock Units

Performance stock units are payable based on the attainment and certification of average annual ROIC for a three-year period and a relative operating Income Growth Modifier (+/- 25% of the award earned based on the ROIC achieved) compared to the S&P 500 Industrials Index.

Stock Options

Stock option awards become fully exercisable only if the executive remains an employee through a three-year vesting period. One-third of each stock option grant vests each year over the three-year vesting period.

The Committee generally seeks to award long-term incentives with grant date fair values that range between 50% and 75% of each NEO’s Target Total Direct Compensation making it the largest element of their Total Direct Compensation. In setting the size of long-term incentive awards, the Committee considers the individual performance of the NEO as well as the Target Total Direct Compensation opportunities of similarly situated executives of the Company’s Peer Group. The CEO recommends to the Committee an aggregate value of long-term incentive awards for each of the NEOs (other than himself, a determination reserved for the Committee, taking into account advice from its compensation consultant and the Board’s evaluation of the CEO). The Committee considers these recommendations and determines the final amounts awarded to each NEO. The Committee may vary the mix of each component of equity compensation to some degree depending on Company and individual performance and retention risk regarding an executive.
The long-term incentive awards granted by the Committee in February 2019 reflected the Committee’s desire to provide long-term incentive compensation to ensure the continued efforts of the NEOs to meet the long-term goals and strategic plans of the Company and to align this element of their compensation with the long-term interests of the Company’s shareholders. The majority of our long-term incentive compensation is performance-based. The annual long-term incentive program grants for the NEOs in 2019 included the following targeted mix of equity compensation based on grant date fair value: 60% performance stock units and 40% stock options. The long-term incentive awards for the NEOs and a description of the terms of these awards are set forth on pages 60 and 61 in the Grants of Plan-Based Awards in Fiscal Year 2019 Table and accompanying narrative discussion.
Performance Stock Units
In February 2019, the Committee awarded the NEOs, other than Mr. Vena, performance stock units (PSUs) that are payable based on the attainment and certification of average annual ROIC, as adjusted, for a three-year period (Performance Period) and a relative Operating Income Growth (OIG) modifier compared to the S&P 500 Industrials Index, which can increase or decrease payment by up to 25% of the stock units earned under the ROIC performance criteria. Payout of the 2019 performance stock units will continue to be capped at 200% of the target number of stock units. The threshold, target and maximum number of performance stock units that may be earned by each NEO is set forth on page 60 in the Grants of Plan-Based Awards in Fiscal Year 2019 Table.

Elements of Our Executive Compensation Program
We define ROIC as net operating profit after taxes, divided by average invested capital. The Committee may adjust ROIC to reflect the effect of special or strategic transactions or events, such as excluding the impact of significant gains on sales of real estate, tax adjustments, accounting charges, or reclassifications. The Committee selected ROIC because it is one of our key measurements that indicates success in making long-term capital investment decisions that improve financial and operational performance and increase shareholder value. In addition, the Board emphasizes ROIC as a key focus area for the Company.
The ROIC performance criteria are set with rigorous analysis of current and projected business levels and changes in the economic environment that may impact the Company’s ability to achieve levels of return reported in previous periods.
PERFORMANCE PERIOD	ROIC THRESHOLD	ROIC TARGET	ROIC MAXIMUM
2017 – 2019	11.0%	12.5%	14.0%
2018 – 2020	13.8%	14.8%	15.8%
2019 – 2021	15.1%	16.8%	18.1%
The performance stock units granted in 2017, 2018 and 2019 generally vest three years from the date of grant subject to the achievement of the ROIC performance criteria.
Upon completion of year three of the Performance Period, the executive may earn up to two times the target number of performance stock units granted to that executive based on the average annual ROIC performance achieved over all three years of the program. In addition, the actual number of stock units earned at the end of the Performance Period will be adjusted up or down by a percentage not to exceed 25% (subject to a maximum of two times the target number of stock units granted) based on the Company’s Operating Income Growth (OIG) over the Performance Period as compared to the OIG of the companies in S&P 500 Industrials Index.
If the Company does not meet the threshold ROIC level for the three-year performance period, executives will not earn any performance stock units. The Company does not pay dividend equivalents on unearned performance stock units.
With respect to performance stock units granted in 2017, executives could earn up to one-third of the target number of performance stock units granted to him or her based on each of the first two years of ROIC performance achieved, and dividend equivalents were paid on the earned performance stock units. As described above, this annual vesting feature and the associated dividend equivalents were removed for the performance stock units granted in 2018 and 2019.

Elements of Our Executive Compensation Program
The Committee has certified the ROIC results as shown in the graph below for performance years 2010-2019.

*
See item 7 of Union Pacific’s Annual Report on Form 10-K for the year ended December 31, 2019, for reconciliations to U.S. GAAP. For 2017, the Committee’s ROIC certification included adjustments for the impact of the Company’s workforce reduction program. For 2017-2019, the Committee’s ROIC certification included adjustments for the benefits of the Tax Act.

In February 2020, the PSUs granted for the 2017-19 performance period were settled at an overall payout of 200% of target, based on performance over the three-year performance period against pre-established goals for ROIC. Our relative OIG was in the 58th percentile so the modifier had no effect on the final payout.
Performance stock units earned under the 2017 grants for each of the NEOs are included as Earned Performance Stock Units in the Stock Awards column of the Outstanding Equity Awards at 2019 Fiscal Year-End Table on page 62.
The table below summarizes how the performance stock units granted in 2017 were earned, and how the performance stock units granted in 2018 and 2019 are tracking as of the end of 2019.
PERFORMANCE PERIOD	AVERAGE ROIC	PERCENT OF TARGET ACHIEVED TO DATE	PERCENT OF TARGET EARNED
2017 – 2019	14.1%	200%	200% of the target number of stock units
2018 – 2020	15.1%	135%	No stock units earned until the end of the performance period
2019 – 2021	15.0%	0%	No stock units earned until the end of the performance period
The table below shows the application of the OIG modifier based on the Company’s Operating Income Growth percentile.
OPERATING INCOME GROWTH (PERCENTILE)	MODIFIER (% OF EARNED SHARES)
0% - 10%	-25%
11% - 20%	-20%
21% - 30%	-15%
31% - 40%	-10%
41% - 60%	No Effect
61% - 70%	+10%
71% - 80%	+15%
81% - 90%	+20%
91% - 100%	+25%
Mr. Vena’s long-term equity incentive compensation is described on page 46 of this Compensation Discussion and Analysis.

Elements of Our Executive Compensation Program
2020 Compensation Decisions
In February 2020, the Compensation and Benefits Committee reviewed and approved the following compensation changes for the NEOs and the Board of Directors reviewed and approved Mr. Fritz’s compensation.
The following table summarizes adjustments made to CEO and other NEO compensation for 2020.
NAME	Annual Base Salary Increase %	Target Annual Incentive	Target Long-Term Incentive
Lance M. Fritz	2.1%	No change	+$750,000
Vincenzo J. Vena (1)	3.3%	+$100,000	+$4,000,000
Robert M. Knight, Jr. (2)	0.0%	N/A	N/A
Rhonda S. Ferguson	3.1%	No change	No change
Elizabeth F. Whited	3.0%	No change	No change
(1)
On March 19, 2020, the Compensation and Benefits Committee recommended, and the Board approved, a $4,000,000 grant subject to vesting over two years, consisting of 40% stock options and 60% performance stock units.

(2)	Mr. Knight retired on December 31, 2019.
Other Compensation
Perquisites
The Committee reviews perquisites periodically for both appropriateness and effectiveness. Key executives, including the NEOs, receive tax and financial counseling services and personal excess liability coverage. In 2016, the Committee eliminated the requirement for the CEO to use Company aircraft for all air travel and set a limitation for personal flights at $90,000 for the CEO and $45,000 for the other NEOs. Executives will pay for any personal flights beyond these limits. Income is imputed to the CEO and NEOs for personal travel below the limits and tax gross-ups are not provided. All use of Company aircraft must be approved in advance by the CEO or a specifically authorized designate.
The value of perquisites provided to the NEOs by the Company is not a significant portion of any of the NEOs’ compensation on an annual basis. Due to the relatively low cost to the Company of these perquisites, combined with the policy regarding use of Company aircraft, the Committee does not consider perquisites in its analyses of Total Direct Compensation for the CEO and the other NEOs.
Deferred Compensation
The Committee, pursuant to its charter, is responsible for oversight of our deferred compensation arrangements. Management and the Committee believe that deferred compensation arrangements are important benefits that contribute to the Company’s competitive compensation arrangements and help attract and retain executives. The Company’s deferred compensation programs allow for elective deferrals of (i) salary, (ii) bonus (iii) performance stock units, and (iv) retention stock units, which accrue earnings during the deferral period as described on page 68. These deferrals are not funded and there are no mechanisms in place (such as insurance or trusts) to protect the executives from any inability of the Company to pay these amounts in the future. More detailed descriptions of the features of our non-qualified deferred compensation plans begin on page 68. In addition to these non-qualified deferred compensation benefits, the Company allows its executives to participate in its tax qualified 401(k) plan on terms and conditions similar to the Company’s other employees.
Pension Plan and Supplemental Pension Plan
The Company sponsors a tax-qualified defined benefit Pension Plan and a non-qualified excess Supplemental Pension Plan. Management and the Committee believe that the defined benefit Pension Plan and the Supplemental Pension Plan (with respect to our executives, including the NEOs) provide employees with a competitive retirement benefit. The Company offers the Supplemental Pension Plan to allow executives to receive pension benefits for compensation and benefits that exceed government imposed limits applicable to

Elements of Our Executive Compensation Program
defined benefit plans and to allow for the inclusion of compensation that has been deferred, which cannot be included as compensation under the defined benefit Pension Plan. Benefit amounts are based on the employee’s years of service, salary, bonus and age. More detailed descriptions of the Pension Plan and Supplemental Pension Plan are set forth on pages 65 and 66.
Other Policies and Considerations
Change-in-Control Arrangements
The NEOs do not have individual severance agreements or employment agreements with the Company. In November 2000, the Board adopted the Union Pacific Corporation Key Employee Continuity Plan (the Continuity Plan). The purpose of the Continuity Plan is to assure the smooth transition of management and effective operation of the Company in the event of a change-in-control by providing (i) sufficient economic security to allow key executives to focus on overall shareholder value without concern about personal financial interests and (ii) severance benefits in the event their employment with the Company is terminated within two years following a change-in-control.
The Continuity Plan provides severance benefits to certain senior level executives, including the NEOs, in the event (i) a change-in-control occurs and (ii) the covered executive is involuntarily terminated or constructively discharged within two years following the change-in-control. This two-step requirement will allow the new controlling party to retain certain executives and terminate others with the obligation to provide the benefits set forth in the Continuity Plan. Severance benefits are the same for all covered executives, except for the multiple used to determine an executive’s lump-sum severance payment. The lump-sum severance payment is equal to three times the sum of base salary plus the average of the annual bonus payments earned in the three most recent calendar years for Mr. Fritz, two times this sum for each of Mr. Vena, Mr. Knight, Ms. Ferguson and Ms. Whited. Mr. Knight is no longer subject to severance benefits after December 31, 2019 due to his retirement. The Committee determined these multiples based upon competitive practices at the time the plan was adopted. At its February 2014 meeting, the Committee recommended, and the Board approved, an amendment of the Continuity Plan to remove the excise tax gross-up. As a result, none of the Company’s executives, including the NEOs, are eligible to receive any excise tax gross-up on any severance payment received under the Continuity Plan.
In September 2003, the Board adopted the Union Pacific Corporation Policy Regarding Shareholder Approval of Future Severance Agreements (Severance Policy). Under this Severance Policy, the Company agreed not to enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of our shareholders.
Payments and certain severance benefits for the NEOs upon a change-in-control, as well as a description of the Continuity Plan are set forth on pages 70 through 74.
Deductibility of Grandfathered Compensation
Due to the amendment to Section 162(m) of the Code noted above, compensation paid to covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief available for certain arrangements in place on November 2, 2017 (“Grandfathered Compensation”).
For Grandfathered Compensation intended to satisfy the requirements of Section 162(m) of the Code for performance based compensation, the Committee has, where it deemed appropriate, taken steps intended to preserve the deductibility of said compensation to the CEO and certain executive officers. However, because there are uncertainties as to the application and interpretation of Section 162(m) of the Code and the transition relief described above, it is possible that the Company’s deductions may be challenged or disallowed. Accordingly, there is no certainty that elements of any Grandfathered Compensation discussed in this Proxy Statement will in fact be deductible by the Company.

Compensation and Benefits Committee Report
The Committee reviewed and discussed with management the CD&A and, based on that review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2020 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2019.
The Compensation and Benefits Committee
Erroll B. Davis, Jr., Chair
Andrew H. Card, Jr.
William J. DeLaney
David B. Dillon
Bhavesh V. Patel
Jose H. Villarreal

Executive Compensation
Summary Compensation Table
The following table provides a summary of compensation awarded to, earned by or paid to the NEOs, including salary, bonus, the value of stock awards and option awards and other compensation for 2019, 2018 and 2017.
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	STOCK AWARDS (a)	OPTION AWARDS (b)	NON-EQUITY INCENTIVE PLAN COMPENSATION	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS (c)	ALL OTHER COMPENSATION (d)	TOTAL COMPENSATION
Lance M. Fritz Chairman, President & CEO	2019	$1,170,835	$0	$5,850,127	$3,900,028	$902,000	$3,053,874	$141,536	$15,018,400
	2018	1,141,667	0	5,850,190	3,900,049	1,781,000	1,098,926	115,121	13,886,920
	2017	1,083,333	2,100,000	4,800,280	3,200,000	0	2,491,149	1 19,468	13,794,237
Vincenzo J. Vena Chief Operating Officer (f)	2019	579,032	0	2,400,068	1,599,991	1,125,000	0	96,936	5,801,027
Robert M. Knight, Jr. Retired EVP & Chief Financial Officer	2019	616,500	0	2,040,144	1,360,021	523,000	3,031,325	47,697	7,618,687
	2018	601,500	0	2,040,337	1,360,034	1,033,000	—(e)	35,539	5,070,410
	2017	586,667	1,500,000	1,860,367	1,240,041	0	2,044,815	65,779	7,297,669
Rhonda S. Ferguson EVP Chief Legal Officer & Corp Secretary	2019	481,167	0	900,106	600,060	308,000	0	25,924	2,315,257
	2018	458,333	0	900,365	600,048	608,000	0	51,175	2,617,921
	2017	433,333	825,000	600,236	400,048	0	0	31,822	2,290,439
Elizabeth F. Whited EVP & Chief Human Resources Officer	2019	462,500	0	900,106	600,060	308,000	1,994,999	16,586	4,282,251
	2018	438,958	0	900,365	600,048	608,000	653,157	19,007	3,219,535
	2017	396,500	775,000	450,016	300,009	0	683,617	15,922	2,621,064
(a)
Amounts reported in the Stock Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718, including performance stock units, which are valued based on target performance achieved. Refer to the Grants of Plan-Based Awards in Fiscal Year 2019 Table on page 60 for the separate grant date fair values of the retention stock units and performance stock units granted in 2019. The grant date fair value is calculated on the number of stock units and performance stock units at target multiplied by the closing stock price on the date of grant. Dividend equivalents that accrue or are payable on retention stock units and earned performance stock units are reflected in the grant date fair value of such awards and, therefore, pursuant to SEC rules, are not separately reported in the Summary Compensation Table when actually paid to the NEOs. The maximum value of performance stock units for 2019 for Mr. Fritz is $11,700,253, for Mr. Vena is $4,800,137, for Mr. Knight is $4,080,289, for Ms. Ferguson $1,800,213, and for Ms. Whited is $1,800,213.

(b)
Amounts reported in the Option Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. The following table shows the assumptions used to calculate the grant date fair value of Option Awards.

	February 7, 2019	January 14, 2019	2018	2017
Risk-free interest rate	2.47%	2.53%	2.58%	1.97%
Dividend yield	2.18%	2.08%	2.3%	2.3%
Expected life (years)	5.2	5.1	5.3	5.3
Volatility	22.70%	22.77%	21.09%	21.73%
Grant date fair value per option of options granted	$30.37	$29.38	$21.70	$18.19
(c)
The amounts reported are the aggregate change in the actuarial present value of the accumulated benefit under the Company’s Pension Plan and Supplemental Pension Plan. The pension values fluctuate due to changes in the discount rate, discount period, and the value of the accrued annual pension benefit for each NEO. If the discount rate and discount period assumptions had not changed, the increase in the present value of the accrued annual pension benefit would have been $515,058 for Mr. Fritz, $234,885 for Mr. Knight and $799,171 for Ms. Whited. These assumption changes have no impact on the actual pension benefits payable under the Company’s defined benefit pension plans.

Executive Compensation
(d)	The following table provides a summary of the All Other Compensation column that includes all perquisites.
Summary of All Other Compensation
		PERQUISITES
NAME AND PRINCIPAL POSITION	YEAR	USE OF CORPORATE ASSETS (x)	TAX AND FINANCIAL COUNSELING SERVICES	EXCESS LIABILITY PREMIUM	TAX REIMBURSE- MENTS (y)	COMPANY- MATCHED THRIFT PLAN CONTRIBUTIONS	RELOCATION (z)	TOTAL ALL OTHER COMPENSATION
Lance M. Fritz Chairman, President & CEO	2019	$90,000	$15,000	$1,411	$0	$35,125	$0	$141,536
	2018	64,604	15,000	1,267	0	34,250	0	115,121
	2017	70,268	12,026	1,221	3,453	32,500	0	119,468
Vincenzo J. Vena Chief Operating Officer	2019	16,391	15,000	705	0	15,058	49,782	96,936
Robert M. Knight, Jr. Retired EVP & Chief Financial Officer	2019	12,791	15,000	1,411	0	18,495	0	47,697
	2018	0	15,000	1,267	1,227	18,045	0	35,539
	2017	10,738	15,000	1,221	21,220	17,600	0	65,779
Rhonda S. Ferguson EVP, Chief Legal Officer & Corp Secretary	2019	2,448	13,665	1,411	0	8,400	0	25,924
	2018	23,018	13,140	1,267	0	13,750	0	51,175
	2017	4,966	12,635	1,221	0	13,000	0	31,822
Elizabeth F. Whited EVP & Chief Human Resources Officer	2019	0	1,300	1,411	0	13,875	0	16,586
	2018	0	4,569	1,267	0	13,171	0	19,007
	2017	0	3,352	675	0	11,895	0	15,922
(x)
The aggregate incremental cost for use of corporate aircraft is computed by multiplying the variable cost per air mile by the number of miles used for travel other than for Company business (including empty plane miles). The variable cost per air mile is the cost incurred for flying the plane divided by the number of miles flown. Costs may include jet fuel, catering, or pilot personal expenses.

(y)
The Company reimburses employees for certain nonresident state income taxes because of their travel on Company business. The reimbursement covers only the incremental cost of these nonresident taxes. The amounts shown in the table reflect additional federal and state taxes paid for the applicable executive. The Company does not consider this a perquisite and does not gross-up or pay any state income taxes that the employees incur in their normal work locations.

(z)
In 2019, Mr. Vena relocated to Omaha, Nebraska from Scottsdale, Arizona. The Company’s relocation package elements include monetary allowances and moving services to help employees relocate. The packages are designed to meet the business needs of the Company and the personal needs of employees and their families. Relocation packages apply to all nonagreement employees, based on set criteria such as distance and duration of the assignment, destination for the assignment, family size, and other needs as applicable.

(e)	The 2018 change in pension value for Mr. Knight was a negative $582,757.
(f)	Mr. Vena was elected on January 14, 2019.

Executive Compensation
Grants of Plan-Based Awards in Fiscal Year 2019
The following table sets forth additional information concerning Stock Awards and Option Awards reported in the Summary Compensation Table as part of the NEOs’ compensation for 2019.
NAME AND PRINCIPAL POSITION	GRANT DATE	AWARD TYPE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS	EXERCISE OR BASE PRICE OF OPTION AWARDS (a)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (b)
			THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Lance M. Fritz Chairman, President & CEO	2/7/2019	Performance Stock Units				18,104	36,208	72,416				$5,850,127
	2/7/2019	Stock Options								128,415	$161.57	3,900,028
			$1,100,000	$2,200,000	$4,400,000
Vincenzo J. Vena Chief Operating Officer (c)	1/14/2019	Performance Stock Units				7,798	15,596	31,192				2,400,068
	1/14/2019	Stock Options								54,450	$153.89	1,599,901
			375,000	750,000	1,500,000
Robert M. Knight, Jr. Retired EVP & Chief Financial Officer	2/7/2019	Performance Stock Units				6,314	12,627	25,254				2,040,144
	2/7/2019	Stock Options								44,781	$161.57	1,360,021
			637,500	1,275,000	2,550,000
Rhonda S. Ferguson EVP, Chief Legal Officer & Corp Secretary	2/7/2019	Performance Stock Units				2,786	5,571	11,142				900,106
	2/7/2019	Stock Options								19,758	$161.57	600,060
			375,000	750,000	1,500,000
Elizabeth F. Whited EVP & Chief Human Resources Officer	2/7/2019	Performance Stock Units				2,786	5,571	11,142				900,106
	2/7/2019	Stock Options								19,758	$161.57	600,060
			375,000	750,000	1,500,000
(a)	The Exercise Price is the closing price of our common stock on February 7, 2019, the date of grant.
(b)
Amounts reported reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. Performance Stock Units are valued based on target performance achieved. Refer to Footnote (b) to the Summary Compensation Table on page 58 for the assumptions made in calculating the grant date fair value of Stock Options.

(c)
Mr. Vena received a $4,000,000 equity grant consisting of 60% performance stock units and 40% stock options, each with a two year vesting period, prorated and payable annually based on the Company’s operating income and operating ratio.

Executive Compensation
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Annual bonuses are awarded under the Executive Incentive Plan, which allows the Committee to establish performance objectives annually in order to adjust to the changing business climate; provided that annual bonuses may not exceed 0.25% of operating income for the CEO or 0.15% of operating income for each other “covered employee” who is subject to Section 162(m) of the Code. The Committee determines bonuses for the NEOs by evaluating a combination of corporate and individual performance, as more fully described beginning on page 49.
On February 7, 2019, the Committee granted performance stock units and stock options to each of the NEOs, other than Mr. Vena. Performance stock units actually earned will be subject to continued employment through February 7, 2022. After the three year Performance Period covering fiscal years 2019 through 2021, the executive may earn up to two times the target number of performance stock units granted to that executive based on the average annual ROIC performance achieved over all three years of the program. In addition to ROIC, the actual number of stock units earned after the third year of the Performance Period will be adjusted up or down by a percentage not to exceed 25% (subject to a maximum of two times the target number of stock units granted) based on the Company’s Operating Income Growth (OIG) over the Performance Period as compared to the OIG of the companies in S&P 500 Industrials Index.
If the Company does not meet the threshold ROIC level, executives are not entitled to any payout of their performance stock units. Prior to the satisfaction of the ROIC performance criteria and continued employment requirement, the Company does not pay dividend equivalents on the performance stock units.
Performance stock units that have been earned over the three-year performance period will be paid out in Company common stock after the end of the performance period, subject to the executive’s continued employment. In addition, a participant may elect to defer the payment of the stock units earned pursuant to the Company’s Deferred Compensation Plan described on page 68. If the stock units are deferred, associated dividend equivalents paid on or after the date such stock units are earned also are deferred under the Deferred Compensation Plan.
Stock option grants vest one-third of total each year over a three-year period from the grant date of February 7, 2019. The maximum term of stock options is 10 years. Stock option grants are subject to continued employment. Vesting or forfeiture of these awards may occur upon termination of employment or a change-in-control as described further below and in the Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability section below.
As part of the February 2019 grants of performance stock units and stock options, the Committee provided for the lapse of the continued employment requirement applicable to the award if an executive attains age 62 with 10 years of service under the Company pension plan, so long as the executive remained employed until September 30 in the year of grant. This same provision was contained in the stock award agreements for non-executive employees.
Mr. Vena’s 2019 equity grants are described on page 46 of the Compensation Discussion and Analysis.
Retention stock units granted prior to 2019 generally vest after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. To the extent permissible by law, the Company delays payment of retention stock units granted before November 2, 2017 (which are not performance based) to a NEO who is also a “covered employee” for purposes of Section 162(m) of the Code if the Company anticipates that such payment, if made, would not be deductible due to the application of Section 162(m) of the Code. The shares that are subject to this delayed distribution are reflected below in the Nonqualified Deferred Compensation at 2019 Fiscal Year-End Table. The Company delays payment until the first taxable year in which the Company anticipates that the tax deduction would no longer be limited by Section 162(m) of the Code. As noted previously, the Company is evaluating whether to continue its practice of delaying payment for retention stock units that are subject to Section 162(m) of the Code.

Executive Compensation
Outstanding Equity Awards at 2019 Fiscal Year-End
The following table sets forth additional information concerning Option Awards and Stock Awards held by the NEOs as of our most recent fiscal year-end, including awards granted during 2019 and described in the tables above.
	OPTION AWARDS				STOCK AWARDS
					EARNED PERFORMANCE STOCK UNITS AND RETENTION UNITS		PERFORMANCE STOCK UNITS
NAME AND PRINCIPAL POSITION	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (EXERCISABLE)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (UNEXERCISABLE) (a)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK HELD THAT HAVE NOT VESTED (b)	MARKET VALUE OF SHARES OR UNITS OF STOCK HELD THAT HAVE NOT VESTED (c)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED (a)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED (c)
Lance M. Fritz Chairman, President & CEO	0	128,415	$161.57	2/7/2029	108,366	$19,591,489	150,506	$27,209,980
	59,913	119,826	$124.86	2/8/2028
	117,266	58,633	$107.30	2/2/2027
	107,643	0	$122.85	2/5/2025
Vincenzo J. Vena Chief Operating Officer	0	54,450	$153.89	1/14/2029	7,798	1,409,800	15,596	2,819,601
Robert M. Knight, Jr. Retired EVP & Chief Financial Officer	0	44,781	$161.57	2/7/2029	42,455	7,675,439	52,488	9,489,306
	20,893	41,786	$124.86	2/8/2028
	45,442	22,721	$107.30	2/2/2027
	35,207	0	$75.52	2/4/2026
	55,617	0	$122.85	2/5/2025
	55,512	0	$87.56	2/6/2024
Rhonda S. Ferguson EVP, Chief Legal Officer & Corp Secretary	0	19,758	$161.57	2/7/2029	16,038	2,899,510	23,160	4,187,096
	9,218	18,436	$124.86	2/8/2028
	0	7,330	$107.30	2/2/2027
Elizabeth F. Whited EVP & Chief Human Resources Officer	0	19,758	$161.57	2/7/2029	10,401	1,880,397	23,160	4,187,096
	9,218	18,436	$124.86	2/8/2028
	10,994	5,497	$107.30	2/2/2027
	10,000	0	$75.52	2/4/2026
	9,510	0	$122.85	2/5/2025
	8,826	0	$87.56	2/6/2024
(a)
The following table reflects the scheduled vesting dates for all unvested stock options as shown in the Number of Securities Underlying Unexercised Options (Unexercisable) column, unvested stock units as shown in the Number of Shares or Units of Stock Held That Have Not Vested column and unearned performance units as shown in the Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested column in the above table.

Executive Compensation
NAME AND PRINCIPAL POSITION	NUMBER OF SECURITIES UNDERLYING UNEXERCISED AND UNVESTED OPTIONS (i)	OPTION VEST DATE	OPTION EXPIRATION DATE	NUMBER OF UNITS OF STOCK HELD THAT HAVE NOT VESTED (ii)	UNEARNED PERFORMANCE UNITS (iii)	UNIT VEST DATE
Lance M. Fritz Chairman, President & CEO	42,805	2/7/2022	2/7/2029	7,809		2/8/2022
	42,805	2/7/2021	2/7/2029	0	72,416	2/7/2022
	42,805	2/7/2020	2/7/2029	7,456		2/2/2021
	59,913	2/8/2021	2/8/2028	0	78,090	2/8/2021
	59,913	2/8/2020	2/8/2028	18,539		2/4/2020
	58,633	2/2/2020	2/2/2027	74,562	0	2/2/2020
Vincenzo J. Vena Chief Operating Officer	27,225	1/14/2021	1/14/2029	0	15,596	2/8/2021
	27,225	1/14/2020	1/14/2029	7,798	0	2/6/2020
Robert M. Knight, Jr. Retired EVP & Chief Financial Officer	14,927	2/7/2022	2/7/2029	2,724		2/8/2022
	14,927	2/7/2021	2/7/2029	0	25,254	2/7/2022
	14,927	2/7/2020	2/7/2029	2,890		2/2/2021
	20,893	2/8/2021	2/8/2028	0	27,234	2/8/2021
	20,893	2/8/2020	2/8/2028	7,945		2/4/2020
	22,721	2/2/2020	2/2/2027	28,896	0	2/2/2020
Rhonda S. Ferguson EVP, Chief Legal Officer & Corp Secretary	6,586	2/7/2022	2/7/2029	1,202		2/8/2022
	6,586	2/7/2021	2/7/2029	0	11,142	2/7/2022
	6,586	2/7/2020	2/7/2029	932		2/2/2021
	9,218	2/8/2021	2/8/2028	0	12,018	2/8/2021
	9,218	2/8/2020	2/8/2028	4,580		7/1/2020
	7,330	2/2/2020	2/2/2027	9,324	0	2/2/2020
Elizabeth F. Whited EVP & Chief Human Resources Officer	6,586	2/7/2022	2/7/2029	1,202		2/8/2022
	6,586	2/7/2021	2/7/2029	0	11,142	2/7/2022
	6,586	2/7/2020	2/7/2029	699		2/2/2021
	9,218	2/8/2021	2/8/2028	0	12,018	2/8/2021
	9,218	2/8/2020	2/8/2028	1,510		2/4/2020
	5,497	2/2/2020	2/2/2027	6,990	0	2/2/2020
(i)	Reflects a stock option grant that vests one-third of the total each year for three years from the date of grant.
(ii)
Reflects performance stock units granted on February 2, 2017, February 8, 2018 and February 7, 2019 that have been earned, but not yet vested and paid out, and unvested retention stock units as of December 31, 2019. For Mr. Vena, reflects performance stock units granted on January 14, 2019 that have been earned, but not yet vested and paid out.

(iii)
Reflects the maximum amount of performance stock units that may be earned under the grants of performance stock units February 8, 2018 and February 7, 2019. These performance stock units are each subject to a three-year performance period ending December 31, 2020 and December 31, 2021, respectively. For Mr. Vena, reflects the maximum amount of performance stock units that may be earned under his January 14, 2019 grant of performance stock units.

(b)	Dividends paid in 2019 on outstanding stock awards for each of our NEOs were as follows: Mr. Fritz, $303,710; Mr. Knight, $85,807; Ms. Ferguson, $36,341; and Ms. Whited, $27,650.
(c)	Reflects the closing price per share of the common stock on the last business day of the fiscal year multiplied by the number of shares. The closing price per share was $180.79 on December 31, 2019.

Executive Compensation
Option Exercises and Stock Vested in Fiscal Year 2019
The following table shows a summary of the stock options exercised by the NEOs and stock awards that vested during the year.
	OPTION AWARDS		STOCK AWARDS
NAME AND PRINCIPAL POSITION	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED UPON EXERCISE (a)	NUMBER OF SHARES ACQUIRED ON VESTING (b)	VALUE REALIZED UPON VESTING (a)
Lance M. Fritz Chairman, President & CEO	246,447	$21,906,673	59,822	$9,662,803
Vincenzo J. Vena Chief Operating Officer	0	0	0	0
Robert M. Knight, Jr. Retired EVP & Chief Financial Officer	0	0	26,499	4,280,081
Rhonda S. Ferguson EVP, Chief Legal Officer & Corp Secretary	14,660	974,321	0	0
Elizabeth F. Whited EVP & Chief Human Resources Officer	19,682	2,122,041	4,941	798,084
(a)
Value Realized Upon Exercise is calculated based upon the difference between the market price of the Company’s common stock at the time of exercise and the exercise price of the options. Value Realized Upon Vesting is calculated based upon the fair market value of the Company’s common stock on the day of vesting times the number of shares vested.

(b)
The number of these stock units that have been deferred under the Company’s Deferred Compensation Plan are 863 shares for Ms. Whited. A description of the features of the Company’s Deferred Compensation Program is set forth on pages 68 − 70.

Executive Compensation
Pension Benefits at 2019 Fiscal Year-End
The table below sets forth the estimated present value of accumulated benefits payable under the Company’s defined benefit pension plans to the NEOs upon normal retirement at age 65 based on service and annual earnings (base salary and bonus, as described below) considered by the plans for the period through December 31, 2019. The present value was calculated as of December 31, 2019, based on the benefit at the normal retirement age of 65 paid in the form of a single life annuity. The present value factors used to determine the reported amounts are based on the sex distinct, white collar, Mercer Industry Longevity Experience Study Retiree Table for the Auto, Industrial Goods and Transportation industry group projected using Scale MP-2018 as of December 31, 2018 to Scale MP-2018 as of December 31, 2018, and the discount rate as disclosed in Note 6 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. For purposes of reporting the change in pension value in the Summary Compensation Table, present value factors for the year ended December 31, 2019, were based on the sex distinct, white collar, Mercer Industry Longevity Experience Study Retiree Table for the Auto, Industrial Goods and Transportation industry group projected using Scale MP2019, and the discount rate as disclosed in Note 6 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. For both mortality tables, no pre-retirement decrements (i.e., death, disability) were assumed.
NAME AND PRINCIPAL POSITION	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE	PRESENT VALUE OF ACCUMULATED BENEFIT (a)	PAYMENTS DURING LAST FISCAL YEAR
Lance M. Fritz Chairman, President & CEO	Basic Plan	19.5000	$983,276	$0
	Supplemental Plan	19.5000	11,429,162	0
Vincenzo J. Vena Chief Operating Officer (b)	Basic Plan	0	0	0
	Supplemental Plan	0	0	0
Robert M. Knight, Jr. Retired EVP & Chief Financial Officer	Basic Plan	39.5833	2,141,026	0
	Supplemental Plan	39.5833	15,619,547	0
Rhonda S. Ferguson EVP, Chief Legal Officer & Corp Secretary (c)	Basic Plan	3.5000	0	0
	Supplemental Plan	3.5000	0	0
Elizabeth F. Whited EVP & Chief Human Resources Officer	Basic Plan	32.0000	1,366,364	0
	Supplemental Plan	32.0000	4,161,145	0
(a)
Present values for Messrs. Fritz and Knight are based on the single life annuity payable at age 65 and include the present values of the joint life benefit (amount payable to the surviving spouse upon participant’s death). As of December 31, 2019, Ms. Whited was not eligible for the surviving spouse benefit. We do not have a lump-sum payment option under our plans.

(b)	Mr. Vena was elected Chief Operating Officer on January 14, 2019. A pension benefit is not offered to employees after the plans closed to new entrants on January 1, 2018.
(c)	Ms. Ferguson was elected Executive Vice President and Chief Legal Officer on July 1, 2016. A pension benefit is not offered to employees until they obtain at least five years of vesting service.
Pensions for our NEOs are provided through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The pension benefit formula for both the Basic Plan and the Supplemental Plan is (i) 1.667% of final average compensation times credited service (up to 30 years), plus (ii) 1% of final average compensation times credited service above 30 years (not to exceed 40 years) minus (iii) 1.5% of Social Security or Railroad Retirement benefit times credited service (not to exceed 40 years). The amount of the annual pension benefit from both Plans is based upon final average compensation for the 36 consecutive months of highest regular compensation (base salary and up to three annual bonus plan awards within the 36-month period) within the 120-month period immediately preceding retirement. Credited service includes the years and months of service as a non-agreement employee and may include certain periods of agreement service or service with an acquired company. Both the Basic Plan and the Supplemental Plan were amended effective January 1, 2018 to provide that an employee hired or rehired on or after January 1, 2018, or who otherwise was not accruing a benefit under the Basic Plan on December 31, 2017 is not eligible to participate in the Basic Plan or the Supplemental Plan.

Executive Compensation
The Supplemental Plan is an unfunded non-contributory plan that, unlike the Basic Plan, provides for the grant of additional years of service and deemed age, for the inclusion of compensation in excess of IRS prescribed limits ($280,000 for 2019) and deferred annual bonuses in the calculation of final average compensation and for any benefit in excess of limitations provided for under Section 415(b) of the Code (for 2019, the lesser of 100% of the executive’s compensation or $225,000). The Committee may grant additional years of service and deemed age credit to any participant as it determines appropriate.
Under both the Basic Plan and the Supplemental Plan, an executive’s age and vesting service upon termination of employment with the Company determines whether the executive is eligible for a normal retirement, early retirement, postponed retirement, or a vested benefit. Vesting service generally includes all service while an employee is with the Company, whether or not the employment counts as credited service. Normal retirement is offered to employees who end their employment at or after age 65 and benefits are not reduced. Early retirement is offered to employees who end their employment between ages 55 and 65 and have at least ten years of vesting service. Postponed retirement is when an employee continues employment past age 65. The benefit is reduced if payments begin before age 65, to reflect the expectation that benefits will be paid over a longer period of time. A vested benefit is offered to employees who end their employment before age 65 with at least five years of vesting service but less than ten years of vesting service. This benefit is available as early as age 55. The benefit is reduced if payments begin before age 65. However, those reductions will be greater than those applied if the employee was eligible for early retirement. As of December 31, 2019, Mr. Fritz and Mr. Knight were eligible for early retirement under both Plans. Ms. Whited was eligible for vested benefits under both Plans. Ms. Ferguson was elected Executive Vice President and Chief Legal Officer on July 1, 2016. A pension benefit is not offered to employees until they obtain at least five years of vesting service. Mr. Vena was elected Chief Operating Officer on January 14, 2019. A pension benefit is not offered to employees after the Plans closed to new entrants on January 1, 2018.
Benefits from both Plans are normally paid as a single life annuity providing monthly benefits for the employee’s life. The employee may waive the single life annuity to receive the benefit in a different optional form. Subject to eligibility conditions, the available optional forms of benefit include: 25%, 50%, 75%, or 100% Joint and Survivor Annuity; 10-Year Certain and Continuous; or Level Income. All optional forms of benefit are actuarially equal in value to the single life annuity. The Plans do not offer a lump-sum payment as an optional form. No NEO received any payments under either Plan during 2019.

Executive Compensation
Nonqualified Deferred Compensation at 2019 Fiscal Year-End
The Company has two non-qualified deferred compensation plans: the Supplemental Thrift Plan, which permits an executive to defer amounts from base salary; and the Deferred Compensation Plan, which permits deferral of bonuses awarded under the Executive Incentive Plan and deferral of stock unit awards made under the 2004 Stock Incentive Plan and the 2013 Stock Incentive Plan (the Stock Incentive Plans). Each of these arrangements represents unfunded, unsecured obligations of the Company. The table below shows NEO and Company allocations under these arrangements, earnings accrued on all amounts that the NEOs have deferred under the plans and the balances under each plan as of December 31, 2019. Executive incentive bonus deferrals and stock unit award deferrals under the Deferred Compensation Plan are shown separately.
NAME AND PRINCIPAL POSITION	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR (a)	COMPANY CONTRIBUTIONS IN LAST FISCAL YEAR (b)	AGGREGATE EARNINGS/ (LOSS) IN LAST FISCAL YEAR (c)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FISCAL YEAR END (d) (e)
Lance M. Fritz Chairman, President & CEO	Supplemental Thrift	$53,450	$26,725	$138,474	$0	$692,850
	Executive Incentive Deferral	0	0	7,258	0	198,280
	Deferral of Stock Unit Awards	0	0	996,996	0	4,235,126
Vincenzo J. Vena Chief Operating Officer	Supplemental Thrift	0	0	0	0	0
	Executive Incentive Deferral	0	0	0	0	0
	Deferral of Stock Unit Awards	0	0	0	0	0
Robert M. Knight, Jr. Retired EVP & Chief Financial Officer	Supplemental Thrift	290,190	10,095	157,527	0	749,721
	Executive Incentive Deferral	0	0	39,231	0	186,088
	Deferral of Stock Unit Awards	0	0	9,168,655	0	36,400,304
Rhonda S. Ferguson EVP, Chief Legal Officer & Corp Secretary	Supplemental Thrift	0	0	8,856	0	41,435
	Executive Incentive Deferral	0	0	0	0	0
	Deferral of Stock Unit Awards	0	0	0	0	0
Elizabeth F. Whited EVP & Chief Human Resources Officer	Supplemental Thrift	16,425	5,475	2,375	0	54,235
	Executive Incentive Deferral	121,600	0	95,576	118,303	581,556
	Deferral of Stock Unit Awards	139,202	0	118,462	0	569,825
(a)	Executive Contributions in the Last Fiscal Year under the Supplemental Thrift Plan are amounts that are also reported in the Salary column in the Summary Compensation Table
(b)	Company Contributions in the Last Fiscal Year were reported as All Other Compensation in the Summary Compensation Table for 2019.
(c)	Aggregate Earnings on deferred stock unit awards represent appreciation in the value of Company common stock and dividend equivalents, which are deemed to be reinvested in Company common stock.
(d)
Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the Salary column of the Summary Compensation Table for 2018 and 2017, but deferred under the Supplemental Thrift Plan are, for Mr. Fritz, $52,001 and $48,800; Mr. Knight, $19,590 and $19,000; Ms. Ferguson, $12,833 and $11,433; and Ms. Whited $13,121 and $7,590, respectively. Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the All Other Compensation column of the Summary Compensation Table for 2018 and 2017, representing Company contributions to the Supplemental Thrift Plan are, for Mr. Fritz, $26,000 and $24,400; Mr. Knight, $9,795 and $9,500; Ms. Ferguson, $5,500 and $4,900; and Ms. Whited $4,921 and $3,795, respectively.

(e)
The Aggregate Balance at Last Fiscal Year End for deferred stock unit awards represents 23,426 shares of Company common stock for Mr. Fritz, 201,340 shares for Mr. Knight and 3,152 shares for Ms. Whited.

Executive Compensation
Deferral Amounts
Supplemental Thrift Plan. The Supplemental Thrift Plan is available to executives who otherwise participate in the Company’s Thrift Plan, which is a defined contribution plan intended to be a plan qualified under Section 401(a) of the Code. The Qualified Thrift Plan permits executives to contribute, on a pre-tax, Roth and/or after-tax basis from 2% to 75% (combined) of base salary through payroll deductions. An executive is not permitted to defer amounts from base salary under the terms of the Supplemental Thrift Plan until the earlier of the following: (i) the amount of base salary paid to the executive during the year equals the IRS prescribed limit ($280,000 for 2019); or (ii) the contributions to the Qualified Thrift Plan made by or on behalf of the executive (including matching contributions) equal the IRS prescribed annual addition limit under Section 415(c) of the Code ($56,000 in 2019). An executive who has elected to participate in the Supplemental Thrift Plan before the start of the calendar year in which one of these limits is reached will have payroll deductions on a pre-tax basis continued from his/her base pay for the remainder of the calendar year at a percentage that may differ from the percentage rate(s) the executive elected under the Qualified Thrift Plan as of the first day of the calendar year. Under the Supplemental Thrift Plan, the executive may defer from 2% to 75% of base salary. Currently and unless the changes described in the following paragraph apply to the executive, the Company credits a matching amount equal to 50 cents of each dollar an executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the executive’s base pay.
The Supplemental Thrift Plan was amended effective January 1, 2018, as part of the changes made to the Company’s overall retirement plan design strategy, including closing the Company’s pension plan for certain employees (see pages 65 and 66). The Supplemental Thrift Plan changes will apply to an executive hired or rehired by the Company on or after January 1, 2018, or who was not accruing a benefit under the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates on December 31, 2017 (a “Post-2017 Executive”). The same general rules described above regarding executive deferrals continue to apply to Post-2017 Executives, except that the matching amount the Company credits under the Supplemental Thrift Plan is $1 for every dollar a Post-2017 Executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the Post-2017 Executive’s base salary. Furthermore, a Non-Elective Contribution feature (“NEC”) was added to both the Qualified Thrift Plan and Supplemental Thrift Plan. The NEC amount equals 3% of the Post-2017 Executive’s base salary for the calendar year. The NEC amount credited on behalf of a Post-2017 Executive under the Supplemental Thrift Plan for a calendar year is the difference between the NEC calculated under the terms of the Qualified Thrift Plan (but determined without regard to the IRS limits described in the paragraph above) and the amount of the NEC actually contributed to the Qualified Thrift Plan on behalf of the Post-2017 Executive after taking into account those limits. The NEC amount contributed to the Qualified Thrift Plan or credited to the Supplemental Thrift Plan is determined in January of the year immediately following the year to which the NEC is attributable.
Deferred Compensation Plan. The Deferred Compensation Plan allows for the deferral of all or a portion of a bonus awarded under the Executive Incentive Plan and for the deferral of payment of stock units, both retention and performance based, awarded under the Stock Incentive Plan. An executive must elect by June 30th of the calendar year for which the bonus amount is awarded whether to defer any or all of his or her bonus award for such year. For retention stock units, an executive’s election to defer payment of a vested award must be made prior to the beginning of the calendar year for which the retention stock unit award is granted to the executive. For performance stock units, an executive must elect by June 30th of the first year of the three year performance period whether to defer the payment of the entire award of vested and earned performance stock units.
Rate of Return Provisions
Notional accounts in the Supplemental Thrift Plan are deemed to be invested in one or more of the investment options offered in the Qualified Thrift Plan, as selected by the participating executive. Notional accounts in the Deferred Compensation Plan for bonus amounts deferred currently can be invested in the same investment options, along with the Company’s Fixed Rate Fund that bears interest equal to 120% of the Applicable Federal Long-Term Annual rate for January of the applicable year. The Vanguard Group administers all notional accounts. Executives can generally transfer amounts between investment funds each business day. Earnings reflect the increase or decrease in the value of those investment funds and any interest or dividends earned by those funds, to the same extent as if amounts were actually invested in those investment funds.

Executive Compensation
Notional accounts in the Deferred Compensation Plan for stock units deferred are invested in notional shares of the Company’s common stock. The value of each stock unit deferred is equivalent to that of one share of Company common stock. Amounts equivalent to the dividends paid on Company common stock are added to an executive’s notional account when actual dividends are paid and are credited as reinvested in additional notional shares. These amounts are tracked through notional accounts maintained by the Company.
Payment Elections, Withdrawals and Distributions
The Company adopted amended and restated plans effective as of January 1, 2009, in order to satisfy the requirements of Section 409A of the Code. Non-qualified deferred compensation amounts not subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account as of December 31, 2004, and earnings thereon), are available for distribution or withdrawal in accordance with the terms of the Grandfathered Component of the Supplemental Thrift Plan or the Grandfathered Component of the Deferred Compensation Plan, as applicable. Non-qualified deferred compensation amounts subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account on and after January 1, 2005, and earnings thereon), are available for distribution in accordance with the terms of the Non-Grandfathered Component of the Supplemental Thrift Plan or Non-Grandfathered Component of the Deferred Compensation Plan, as applicable.
409A Non-Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans
NEOs made payment elections with respect to their then-existing notional account balances under the Non-Grandfathered Component of both the Supplemental Thrift Plan and the Deferred Compensation Plan prior to the end of 2008. Generally speaking, NEOs who first participated in the Non-Grandfathered Component of the Supplemental Thrift Plan in 2009 or later may make a payment election under the Non-Grandfathered Component of the Supplemental Thrift Plan in the calendar year prior to the calendar year his or her initial deferral election becomes effective. A payment election made under the Non-Grandfathered Component of the Supplemental Thrift Plan also will apply with respect to compensation an executive elects to defer in the future under the Non-Grandfathered Component of the Supplemental Thrift Plan. Executives may make a separate payment election with respect to each bonus, retention stock unit or performance stock unit award deferred under the Non-Grandfathered Component of the Deferred Compensation Plan at the same time the deferral election is made. Generally, the same payment option must be elected for all awards of the same type (i.e., bonus or stock units) deferred to separation from service under the Non-Grandfathered Deferred Compensation Plan.
The Non-Grandfathered Component of both the Supplemental Thrift Plan and Deferred Compensation Plan provide the following payment options: (i) a single lump-sum distribution at separation from service or in January of the next year following separation from service, (ii) annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) a single lump-sum distribution in January of a specified year that is not earlier than 2 years and not later than 15 years following the executive’s separation from service. However, if the executive first participates in the Non-Grandfathered Component of the Supplemental Thrift Plan after December 31, 2017, the single sum or installment payments described above cannot be made or commence before the January of the year following the year in which the executive separates from service. The Non-Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. In no case, however, will an amount payable on account of a NEO’s separation from service be paid from either Non-Grandfathered Component before the date that is six months after such executive’s separation from service.
Generally speaking, under both plans, an executive who does not make a timely election will receive the Non-Grandfathered Component of his or her notional account at the time of his or her separation from service in a single lump-sum payment, subject to the six-month delay as described in the last sentence of the immediately preceding paragraph. However, an executive who first participates in the Non-Grandfathered Component of the Supplemental Thrift Plan after December 31, 2017 and who does not make a timely election

Executive Compensation
will receive his or her notional account in January of the year following the executive’s separation from service, subject to the six-month delay rule. In the event an executive dies before receiving payment of his or her entire notional account balance, the unpaid balance is paid in a single lump-sum to the executive’s beneficiary.
Generally, no withdrawals are permitted from the notional accounts maintained in connection with the Non-Grandfathered Components of either the Supplemental Thrift Plan or the Deferred Compensation Plan prior to the executive’s separation from service.
Under the terms applicable to the Non-Grandfathered Components of the Deferred Compensation Plan and the Supplemental Thrift Plan, an executive may modify his or her payment election if such modification election is made prior to the executive’s separation from service and at least 12 months prior to the date payments would have commenced in accordance with the prior election. In addition, the modification must have the effect of postponing the payment commencement date by at least five years.
409A Grandfathered Components—Supplemental Thrift and Deferred Compensation Plans
An executive can take a withdrawal in cash from the Grandfathered Component of his or her notional account under the Supplemental Thrift Plan or the Deferred Compensation Plan prior to separation from service, provided that 10% of the amount withdrawn will be irrevocably forfeited by the executive.
Following an executive’s separation from service, the general rule is that an executive’s notional account under the Grandfathered Component of either plan is distributed in a single sum cash payment as soon as administratively practicable. However, an executive can elect at least six months prior to his or her separation from service and in the calendar year preceding such separation from service that such component be paid under one of the following payment options: (i) a single sum cash payment at separation from service or in January of the year next following his or her separation from service, (ii) annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) a single sum cash payment in January of a specified year that is not later than 15 years following the executive’s separation from service. The Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. This election may be changed at least six months prior to the scheduled payment date and in the calendar year preceding such date. With respect to the Grandfathered Component of the Supplemental Thrift Plan, an executive’s payment election applies to the executive’s entire notional account balance. With respect to the Grandfathered Component of the Deferred Compensation Plan, an executive may make a separate payment election for each bonus award under the Executive Incentive Plan or stock unit award under the Stock Incentive Plan; provided that the executive must elect the same payment option for all such awards of the same type (i.e., bonus or stock units) deferred to separation from service.
Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability
The information below describes certain compensation that would have become payable by the Company under existing plans assuming a separation from service or change-in-control and separation from service occurred on December 31, 2019 (based upon the Company’s closing stock price on December 31, 2019 of $180.79), given the NEOs’ current compensation and service levels as of such date. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the qualified Pension Plan for Salaried Employees, health care benefits and disability benefits. In addition, these benefits do not take into account any arrangements that do not currently exist but may be offered by the Company in connection with an actual separation from service or a change-in-control or other factors that may vary from time to time. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the NEOs should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, and the executive’s age.

Executive Compensation
Mr. Knight retired December 31, 2019 and began receiving the amounts shown in the Pension Benefits at 2019 Fiscal Year End Table on page 65 and in the Non Qualified Deferred Compensation at 2019 Fiscal Year End Table on page 67. The terms of Mr. Knight’s equity awards as described in the Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table on page 60 provided for vesting upon attainment of age 62 with 10 years of service under the Company’s pension plan provided he remain employed through September 30, 2019. The Compensation and Benefits Committee did not waive any restriction periods or employment requirements in connection with Mr. Knight’s unvested equity awards. All references to “NEOs” that follow in this section titled Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability exclude Mr. Knight.
Separation from Service
In the event of the separation from service of any of the NEOs on December 31, 2019, for any reason, the executive would be entitled to the executive’s accumulated retirement benefits under the Basic and Supplemental Plans in the payment forms set forth in the Pension Benefits at 2019 Fiscal Year-End Table on page 65. Under both Plans, the executive must be at least age 55 and have 5 years of service (including deemed service under the Supplemental Plan) with the Company, or at least age 65 regardless of years of service, for benefits to be payable immediately. Assuming a termination date of December 31, 2019, Mr. Fritz was eligible to begin benefits immediately at January 1, 2020. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Fritz was $52,542. Assuming a termination date of December 31, 2019, Ms. Whited would be eligible to begin her benefit on August 1, 2020. The monthly amount payable as a single life annuity under the Supplemental Plan for Ms. Whited would be $15,486.
Each of the NEOs would also be entitled to the amount shown in the Nonqualified Deferred Compensation at 2019 Fiscal Year-End Table on page 67. Notional returns continue to be credited and debited under these plans through the actual payment date, so amounts may differ at the time of an actual separation from service or change-in-control.
For any unvested equity awards, the Compensation and Benefits Committee may, but is not required to, waive the related restriction period and/or employment requirements. As described in the Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table on page 61, the 2019 equity awards provided for satisfaction of the continued employment requirement if an executive attains age 62 with 10 years of service under the Company’s pension plan and remains employed until September 30th in the year of grant.
Change-in-Control
The Continuity Plan provides severance benefits to the NEOs in the event (i) a change-in-control occurs and (ii) the NEO incurs a severance within the two-year period following such change-in-control. Severance means a separation from service (as such term is defined in Section 409A of the Code and the regulations promulgated thereunder): (i) by the Company other than for cause or pursuant to mandatory retirement policies in existence prior to the change-in-control, or (ii) by the NEO for good reason.
Under the Continuity Plan, a change-in-control means any of the following:
•	any “person,” as defined in the Exchange Act, becomes the “beneficial owner,” as defined in the Exchange Act, of 20% or more of our outstanding voting securities;
•	there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board);
•	a merger, consolidation or reorganization that results in our shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity; or
•	a liquidation, dissolution or sale of all or substantially all of our assets.
The Continuity Plan defines a severance “for cause” if it is for any of the following reasons: (i) the NEO has willfully and continually failed to substantially perform his duties, or (ii) the NEO has willfully engaged in conduct that is demonstrably injurious to the Company, monetarily or otherwise.

Executive Compensation
A severance of the NEO is for “good reason” if it is for any of the following reasons: (i) the assignment to the NEO of duties that are materially inconsistent with the NEO’s duties immediately prior to the change-in-control or any material diminution in the nature or scope of the NEO’s responsibilities from those in effect immediately prior to the change-in-control; (ii) a reduction in the NEO’s base salary or annual bonus opportunity in effect immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the NEO; (iii) a material reduction in the NEO’s pension, thrift, medical or long term disability benefits provided to the NEO immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the NEO; or (iv) the failure by any successor, to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform under the Continuity Plan.
In the event of a qualifying severance following a change-in-control, each of the NEOs receives a lump-sum severance payment equal to the sum of (i) his annual base salary in effect at the time of his severance and (ii) the average annual bonus earned under the Executive Incentive Plan in the most recent three calendar years; multiplied by 3 for Mr. Fritz and by 2 for Mr. Vena, Ms. Ferguson and Ms. Whited. The Continuity Plan also provides for automatic vesting in the Company’s Supplemental Pension Plan and the receipt of an additional three years of age and service credit, not to exceed age 65 and 40 years of service. The age and service credit is solely for purposes of determining the amount of any benefit from the Company’s Supplemental Pension Plan.
The Continuity Plan provides in the event of a qualifying severance following a change-in-control that all restrictions on outstanding retention stock units awarded to each NEO lapse and all unvested stock options granted to each NEO vest and become exercisable for a period of three years (or five years if the NEO is retirement eligible) from the NEO’s separation from service. In no event will the period exceed the remaining term of the option. For outstanding performance stock units, the NEO will be entitled to receive shares equal to the number of performance stock units at the greater of (i) the target level of performance criteria or (ii) the level of performance criteria actually achieved through the end of each year prior to the date of the change-in-control and through the end of the most recent fiscal quarter ending prior to the date of the change-in-control.
Other benefits under the Continuity Plan include the continuation of health insurance and dental insurance for three years following a NEO’s severance (or, if sooner, until the NEO attains the age of 52, at which time the NEO is eligible to receive benefits under the Company’s retiree medical benefit plans); provided, however, that (i) the NEO will pay the fair market value of such coverage (active or retiree, as applicable) as determined under Section 61 of the Code and the regulations promulgated thereunder, and (ii) benefit amounts received by the NEO will be reduced by any benefits received by the NEO from a subsequent employer.
At its February 2014 meeting, the Committee recommended, and the Board approved, the amendment of the Continuity Plan to remove the excise tax gross-up. As a result, none of the NEOs are currently eligible to receive any excise tax gross-up on any severance payment received under the Continuity Plan.

Executive Compensation
The table below sets forth the estimated value of the severance payments, welfare benefits, accelerated equity awards and additional pension benefits for each NEO, assuming a change-in-control had occurred as of December 31, 2019, and the NEO’s employment had immediately terminated without cause or for good reason as of that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.
NAME AND PRINCIPAL POSITION	CASH SEVERANCE PAYMENT (a)	SUPPLEMENTAL PENSION PLAN ENHANCEMENT (b)	ACCELERATED VESTING OF STOCK OPTIONS (c)	ACCELERATED VESTING OF RETENTION STOCK AND PERFORMANCE STOCK UNITS (d)	OTHER (e)	PRE-TAX TOTAL
Lance M. Fritz Chairman, President & CEO	$2,621,938	$3,483,516	$13,478,944	$33,196,478	$25,761	$52,806,637(f)
Vincenzo J. Vena Chief Operating Officer	1,200,000	0	1,464,705	2,819,605	47,736	5,532,041
Rhonda S. Ferguson EVP Chief Legal Officer & Corp Secretary	2,515,000	706,535	1,949,556	4,993,058	47,736	10,221,885
Elizabeth F. Whited EVP & Chief Human Resources Officer	1,149,655	1,652,366	1,814,849	3,973,944	47,736	8,638,550(f)
(a)	This amount is based on 2019 salary and three-year average bonus multiplied by the Continuity Plan severance multiple.
(b)
This amount represents the present value of an additional three years of service credit (up to a maximum of 40 years), three years of Supplemental Plan age (up to a maximum of 65 years), and reductions for early retirement.

(c)	This amount is based upon the difference between the exercise price of the options and the Company’s closing stock price on December 31, 2019, of $180.79.
(d)
This amount is based on the Company’s closing stock price on December 31, 2019, of $180.79 and assumed a payout of performance stock untis at target levels of performance ending December 31, 2020 and December 31, 2021; assumes 200% of target earned for performance cycle ending December 31, 2019.

(e)	For a termination as of December 31, 2019, this amount includes the cost of medical premiums paid by the Company for three years and assumes no benefit reduction from a subsequent employer.
(f)
The amount of severance benefits in this table was reduced by $6,828,062 for Mr. Fritz and $838,345 for Ms. Whited in order to avoid the characterization of the total severance benefit as an excess parachute payment under Section 280G of the Code.

Death or Disability
In the event the NEO ceases to be an employee by way of death or disability under the Company’s long-term disability plan, the NEO would be entitled to receive shares of stock equal to the number of outstanding performance stock units earned through the end of the fiscal year ending prior to the date of his death or disability. All unvested retention stock units and stock options would vest immediately. The NEO or his designated beneficiary will have the lesser of five years from the date of death or disability or the remaining life of the option to exercise any outstanding stock options.

Executive Compensation
Set forth below is the estimated value of the accelerated vesting of performance stock units, retention stock units and stock options for each NEO, as of December 31, 2019.
NAME	ACCELERATED VESTING OF PERFORMANCE STOCK UNITS (a)	ACCELERATED VESTING OF RETENTION STOCK UNITS (b)	ACCELERATED VESTING OF STOCK OPTIONS (c)
Lance M. Fritz Chairman, President & CEO	$20,367,982	$6,111,425	$13,478,944
Vincenzo J. Vena Chief Operating Officer	1,409,800	0	1,464,705
Rhonda S. Ferguson EVP Chief Legal Officer & Corp Secretary	2,745,658	1,213,824	1,949,556
Elizabeth F. Whited EVP & Chief Human Resources Officer	2,323,694	616,675	1,814,849
(a)
The amount is based on the Company’s closing stock price on December 31, 2019, of $180,79 and assumed a payout of performance stock units at target levels of performance ending December 31, 2020 and December 31, 2021; assumes 200% of target earned for performance cycle ending December 31, 2019. For Mr. Vena, assumes 100% of target earned for performance cycle ending December 31, 2019.

(b)	Amounts are calculated based on the Company’s closing stock price on December 31, 2019, of $180.79 multiplied by retention stock units that are unvested on December 31, 2019.
(c)
Amounts are calculated based on the number of unvested option shares multiplied by the difference in the Company’s closing stock price on December 31, 2019, of $180.79 and the exercise price on the grant date.

Pay Ratio Disclosure
The median 2019 annual total compensation of all our employees who were employed as of December 31, 2019 was $79,446. The 2019 annual total compensation of Lance M. Fritz, our Chief Executive Officer (CEO), was $15,018,400. The resulting CEO pay ratio of these amounts was 189:1. The median employee is a yardman whose compensation is subject to a national collective bargaining agreement.
In determining the median employee, we utilized reasonable estimates. We identified the median employee by examining the 2019 W-2 box 1 income (Taxable Income) for all individuals who were employed by us on December 31, 2019, other than our CEO. We included all employees, whether employed on a full-time, part-time or seasonal basis except that we excluded our 29 non-U.S. employees, who are based in Mexico, under the SEC’s de minimis exemption, since these employees represent less than 0.1% of our approximately 42,800 employees. Taxable income for non-seasonal employees who were not employed for the full-year was annualized. The employees were then ranked based on Taxable Income and the median employee selected.
After identifying the median employee based on Taxable Income, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the 2019 Summary Compensation Table on page 58.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the number of shares of common stock beneficially owned as of March 20, 2020 (except as otherwise noted), by (i) each person known to the Company to own more than 5% of the Company’s common stock, (ii) each Named Executive Officer (as defined in the CD&A section of this Proxy Statement under Executive Compensation), (iii) each director or director nominee and (iv) all current directors and executive officers (as designated in the Company’s 2019 Annual Report on Form 10-K) as a group. The table also sets forth ownership information concerning stock units, the value of which is measured by the price of the common stock. Stock units do not confer voting rights and are not considered beneficially owned shares under SEC rules.
NAME	NUMBER OF SHARES BENEFICIALLY OWNED (a)	STOCK UNITS (b)	PERCENT OF SHARES OUTSTANDING
Andrew H. Card, Jr.	18,400	31,166	*
Erroll B. Davis, Jr.	5,377	38,232	*
William J. DeLaney	5,000	1,331	*
David B. Dillon	4,000	7,276	*
Rhonda S. Ferguson	37,684	39,546	*
Lance M. Fritz	873,910	233,473	*
Deborah C. Hopkins	4,265	5,856	*
Robert M. Knight, Jr.	259,511	40,133	*
Jane H. Lute	4,051	4,246	*
Michael R. McCarthy	54,864	51,813	*
Thomas F. McLarty III	4,000	30,513	*
Bhavesh V. Patel	4,173	2,516	*
Vincenzo J. Vena	34,801	55,056	*
Jose H. Villarreal	5,022	24,018	*
Elizabeth F. Whited	109,701	34,733	*
Christopher J. Williams	0	146	*
The Vanguard Group (c)	59,984,985	0	8.64%
BlackRock, Inc. (d)	46,163,868	0	6.60%
All current directors and executive officers as a group (19 people)	1,371,198	626,109	*
* Indicates ownership of less than 1%
(a)
Includes the maximum number of shares of common stock that may be acquired within 60 days of March 20, 2020, upon the exercise of stock options as follows: Ms. Ferguson 28,352; Mr. Fritz 446,173; Mr. Knight 0; Mr. Vena 27,225 and Ms. Whited 54,849; and all current directors and executive officers as a group 670,938. Also included in the number of shares owned by Mr. Fritz, Mr. Knight and Ms. Whited are 41,964; 158,822; and 11,651 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention stock units which they will acquire as shares of common stock at termination of employment or a future designated date.

(b)
Consists of stock units payable in cash to non-management directors after retirement and held in their Stock Unit Accounts. For a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-management directors, see page 33. These amounts for the Named Executive Officers consist of 39,546; 223,473; 40,133; 55,056 and 34,733 unvested stock units owned by Ms. Ferguson, Mr. Fritz, Mr. Knight, Mr. Vena, and Ms. Whited awarded under Company stock plans. Stock units do not confer voting rights and are not considered beneficially owned shares of common stock under SEC rules.

(c)
Based solely upon information contained in Schedule 13G/A filed on February 10, 2020, reporting that, as of December 31, 2019, this holder held sole and shared voting power over 1,265,478 and 250,727 of these shares, respectively, and sole and shared dispositive power over 58,719,131 and 1,265,854 of these shares, respectively. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(d)
Based solely upon information contained in Schedule 13G/A filed on February 5, 2020, reporting that, as of December 31, 2019 this holder held sole and shared voting power over 39,452,657 and 0 of these shares, respectively, and sole and shared dispositive power over 46,163,868 and 0 of these shares, respectively. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

Security Ownership of Certain Beneficial Owners and Management
The following table summarizes the equity compensation plans under which our common stock may be issued as of December 31. 2019:
Equity Compensation Plan Information
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,549,180(1)	$113.35(2)	70,318,887(3)
Total	4,549,180	$113.35	70,318,887
(1)	Includes 1,047,593 retention units that do not have an exercise price. Does not include 1,659,991 retention shares that have been issued and are outstanding.
(2)	Does not include the retention shares described above in footnote 1.
(3)
Consists of 68,948,687 share of Company common stock available for issuance under the Union Pacific Corporation 2013 Stock Incentive Plan and 1,370,200 shares of Company common stock available for issuance under the Union Pacific Corporation 2000 Directors Plan.

Stock Ownership Requirements for Executives
The Company’s Compensation and Benefits Committee believes that stock ownership will better align the interests of our executives, including the Named Executive Officers, with those of our shareholders by enhancing the focus of executives on the long-term success of the Company. We require our executives to achieve and maintain a specified amount of stock ownership acquired primarily through the exercise of options and the receipt of retention stock or retention stock units under our equity compensation programs. Our Stock Ownership Guidelines require that the CEO hold at least seven (7) times annual salary and that the other Named Executive Officers hold at least four (4) times annual salary in stock or stock units. Until the required ownership target is achieved, executives must retain all of the shares of stock they receive from our plans, net of the shares of stock required, if any, to cover tax expense and the cost of exercising options. We do not include the following types of equity interests when calculating stock ownership under these guidelines: (i) unexercised stock options, (ii) unvested retention shares or units, and (iii) any investment in the Company stock fund under the Thrift Plan, the Supplemental Thrift Plan or the Executive Incentive Deferral Plan. As of December 31, 2019, all of the Named Executive Officers were in compliance with stock ownership requirements.
Hedging Our Common Stock Is Prohibited
Company policy prohibits directors and all employees (including our officers) from hedging Union Pacific common stock, such as (i) buying, selling or writing puts, calls or options related to our common stock and (ii) executing straddles, equity swaps and similar derivative arrangements that hedge our common stock. In addition, directors and executive officers may not pledge, deliver as collateral, or maintain a margin account with respect to shares of our common stock.
Sales of Our Common Stock by Executive Officers and Directors Under Rule 10b5-1 Trading Plans
Executive Officers (including the Named Executive Officers and certain other executives in key positions) and directors who meet their applicable ownership requirements as described above may sell shares of our common stock subject to the following restrictions:
•	Executive officers and directors may only sell shares of our common stock that exceed their ownership target (the Eligible Shares).

Security Ownership of Certain Beneficial Owners and Management
•	Eligible Shares may be sold only pursuant to a written trading plan designed to comply with SEC Rule 10b5-1, that:
•	was adopted when a quarterly trading blackout was not in effect and when such executive officer or director was not in possession of material nonpublic information regarding the Company,
•	has been reviewed and approved by the Chief Legal Officer,
•	has been disclosed to the public in a manner determined by the Chief Legal Officer (public disclosure may not be required for certain executives who are not executive officers), and
•	has been in effect for at least 20 trading days from the date of disclosure of the trading plan to the public or approval by the Chief Legal Officer for trading plans not announced.
•
The total sales by an executive officer or director of Eligible Shares during any calendar year may not exceed 50% of the total shares of our common stock beneficially owned by such executive officer or director using the immediately preceding February 1st measurement date.

For purposes of this policy, the number of shares beneficially owned by an executive officer or director includes shares and units deferred by the executive officer or director and excludes any shares disclaimed by the executive officer or director for purposes of reporting beneficial ownership under Section 16 reporting of the Securities Exchange Act of 1934 (Exchange Act). All of the reporting obligations of the executive officer or director under Section 16 apply to sales made pursuant to a 10b5-1 trading plan.

PROPOSAL NUMBER 4 – Shareholder Proposal Regarding Independent Board Chairman
John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who reported owning 100 shares of the Company’s common stock, has submitted the following proposal. The proposal and supporting statement are presented as received in accordance with SEC rules, and the Company disclaims any responsibility for their content. If properly presented at the annual meeting by or on behalf of the proponent, the Board of Directors recommends a vote AGAINST this proposal.
Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require that the Chair of the Board of Directors, whenever possible be an independent member of the Board. Although it would be better to have an immediate transition to an independent Board Chairman, the Board would have the discretion to phase in this policy for the next Chief Executive Officer transition.
If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived in the unlikely event that no independent director is available and willing to serve as Chairman under the succession planning program of the company. This proposal requests that all the necessary steps be taken to accomplish the above.
This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.
Lead Director Michael McCarthy is no substitute for an independent Board Chairman. Mr. McCarthy was rejected in 2019 by more shareholders than any other director except our combined Chairman and CEO, Lance Fritz. Mr. McCarthy is apparently retired and serves on no other major Board of Directors to keep his skills up to date. Mr. McCarthy has apparantly never served on any other major Board of Directors.
An independent Chairman is best positioned to build up the oversight capabilities of our directors while our CEO addresses the challenging day-to-day issues facing the company. The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board.
Please vote yes: Independent Board Chairman - Proposal 4
Recommendation of the Board of Directors
First, we note that similar proposals regarding an independent board chairman were made at our annual meetings in the last 5 years. In 2019, the proposal received support from approximately 29% of voted shares and 25% of outstanding shares. This support was down from 45% of voted shares and 40% of outstanding shares in 2017, the year in which it received its greatest support out of all the years that the proposal has been made. We believe this reflects our shareholders’ recognition of the strength and independence of our fully engaged Board and the actions the Board has taken to implement robust corporate governance practices at Union Pacific.
The Board of Directors opposes the proposal because it believes shareholders are best served through the Board’s existing practice of periodically evaluating the leadership structure of the Board and determining whether to separate or combine the roles of Chairman and CEO based on circumstances at the time of its evaluation. By retaining flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the Company and address any circumstances the Company may face, as no single leadership model is universally or permanently appropriate in all circumstances. The Board believes that this flexibility has served the Company and its shareholders well during recent leadership transitions and has allowed the Board to operate efficiently and effectively to protect and enhance our long-term success and shareholder value. The proposal, however, deprives the Board of the flexibility to act in the shareholders’ best interests by applying a “one-size-fits-all” approach to structuring the Board rather than permitting the Board to organize its functions and manage its operations in the manner it determines to be most productive and efficient.

PROPOSAL NUMBER 4 – Shareholder Proposal Regarding Independent Board Chairman
The Board’s Existing Policies Ensure that Independent Directors Operate Effectively on the Board. The Board’s current policies demonstrate the Board’s continuing commitment to strong corporate governance, effective risk management and an empowered and independent Board. As described on page 24 of this Proxy Statement, if the individual elected as Chairman is not an independent director, the independent directors also elect a lead independent director. As discussed in the Board Leadership Structure section of this Proxy Statement, under the Company’s Corporate Governance Guidelines and Policies, the lead independent director (i) presides at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (ii) approves the flow of information sent to the Board, and approves the agenda, schedule and what materials are sent for Board meetings; (iii) serves as the liaison or facilitates working relationships between the independent directors and the Chairman and CEO; (iv) is available for consultation and communication with major shareholders as appropriate; (v) in conjunction with the Compensation and Benefits Committee, oversees the process of evaluating and compensating the Chairman and CEO; (vi) assures that a succession plan is in place for the Chairman and CEO, as well as the lead independent director; (vii) authorizes or recommends the retention of consultants who report directly to the full Board; and (viii) assists the Board and Company officers in compliance with, and implementation of, the Company’s governance guidelines and policies. The lead independent director also has the authority to call executive sessions of the independent directors. In addition, the lead independent director will often act as Chair of the Corporate Governance and Nominating Committee, fulfilling the designated duties and responsibilities set forth in the Committee’s Charter. Because the Company’s policies ensure that there will be a lead independent director at any time that the Chairman is not independent, including times during which the positions of Chairman and CEO are both held by the same person, it is unnecessary to permanently separate the Chairman and CEO positions. Additional information about the lead independent director’s responsibilities is provided on page 24 of this Proxy Statement.
The Company Maintains Effective and Progressive Governance Practices. The Board believes that effective independence and oversight are currently maintained through the Board Leadership Structure detailed beginning on page 24 of this Proxy Statement, and through the Company’s sound Corporate Governance Guidelines and Policies which can be found on our website at www.up.com/investors/governance. The independence of the Board as a whole satisfies both Company and New York Stock Exchange guidelines and independence standards, as 10 of 11 current directors (and 10 out of 11 director nominees) are outside independent directors, and the Audit, Compensation, Finance, and Governance Committees are all composed entirely of independent outside directors. Moreover, the Board routinely holds scheduled sessions of independent directors at each Board meeting, and each director may originate action items for the Board’s agenda. The Board is deeply engaged in overseeing the Company’s strategy, including implementation of Unified Plan 2020, our strategy for operating a safe, reliable and efficient railroad by increasing reliability of our service product, reducing variability in network operations and improving resource utilization costs, as well as our safety enhancement and risk management activities. In addition, the Board has adopted practices that increase its accountability to shareholders including, the adoption of “proxy access” By-Law provisions, and recently, a formalized policy for recoupment of incentive compensation that is consistent with, but also more expansive than, the proposed “clawback” rules under the Dodd-Frank Wall Street and Consumer Protection Act.
The proponent provides no evidence demonstrating, or even suggesting, that requiring an independent Chairman of the Board improves corporate performance or increases shareholder value. In fact, the proponent’s inaccurate assertions about the Company’s current lead independent director, Mr. McCarthy, in no way demonstrates that requiring an independent Chairman of the Board would improve corporate performance. Pages 12 and 16 of this Proxy provide accurate information on Mr. McCarthy’s qualifications to sit on the Company’s Board, including information regarding his current and past work history, as well as information on his current and past experience serving on the boards of other public companies. Similarly, the Company’s current report on Form 8-K, filed with the SEC on May 17, 2019, discloses the actual level of votes against Mr. McCarthy at the Company’s 2019 annual shareholder meeting, and reflects that almost 97% of the votes cast supported his re-election. Mr. McCarthy has committed the time and effort to effectively help lead the Board.
The Board believes that adopting a policy to restrict the Board’s discretion in selecting the Chairman would deprive the Board of the valuable flexibility to exercise its business judgment in selecting the most qualified

PROPOSAL NUMBER 4 – Shareholder Proposal Regarding Independent Board Chairman
and appropriate individual to lead the Board. The Board further believes that adopting such a policy would not provide any benefit to the Company or its shareholders, particularly in light of the Company’s policies requiring an independent lead director at any time when the Chairman is not independent.
In view of the strong independent oversight of management by the Board, the Company’s sound governance practices and the business success that the Board has fostered and overseen, the Board believes the standard that would be imposed under the proposal is not productive.
The Board of Directors respectfully requests that shareholders vote AGAINST Proposal 4.

PROPOSAL NUMBER 5 – Shareholder Proposal Regarding Climate Assessment Report
James McRitchie, 9295 Yorkship Court, Elk Grove, CA 95758, who reported owning 80 shares of the Company’s common stock, has submitted the following proposal. The proposal and supporting statement are presented as received in accordance with SEC rules, and the Company disclaims any responsibility for their content.If properly presented at the annual meeting by or on behalf of the proponent, the Board of Directors recommends a vote AGAINST this proposal.
Resolved: Shareholders request Union Pacific (or “Company”) issue a report, at reasonable cost and omitting proprietary information, describing if, and how, it plans to reduce or offset its total contribution to climate change and align its operations with the Paris Agreement’s goal of maintaining global temperature increases well below 2 degrees Celsius.
Supporting Statement: Shareholders seek information, among other issues reported at board and management discretion, on the relative benefits and drawbacks of integrating actions, such as:
•	Adopting overall short-, medium-, and long-term, absolute greenhouse gas emissions reduction targets for the Company’s full carbon footprint, aligned with the Paris Agreement;
•	Increasing the scale, pace and rigor of initiatives aimed at reducing the carbon intensity of Union Pacific’s services and operations;
•
Increasing investments in route and switchyard electrifications [https://grist.org/climate-energy/how-we-can-turn-railroads-into-a-climate-solution/], as well as renewable energy resources, such as wind and solar.

Background: In 2018, the Intergovernmental Panel on Climate Change advised that net carbon emissions must fall 45% by 2030 and reach net zero by 2050 to limit warming below 1.5 degrees Celsius, thereby preventing the worst consequences of climate change.
The Fourth National Climate Assessment report (2018) finds with continued growth in emissions, “annual losses in some U.S. economic sectors are projected to reach hundreds of billions of dollars by 2100.”
Climate change impacts present risks to investors such as increased supply chain disruptions, reduced resource availability, lost production, commodity price volatility, infrastructure damage, political instability, and reduced worker efficiency, among other factors that can disrupt company operations.
The U.S. Energy Information Administration identifies the transportation sector as the largest producer of greenhouse gas emissions and its emissions are steadily increasing.
Union Pacific has implemented various initiatives to improve efficiency and reduce emissions, but greenhouse gas emissions from its locomotives increased from 2017 to 2018. While Union Pacific does have a modest goal of reducing locomotive fuel consumption by 1.5% in total from 2018 through 2020, the company lacks comprehensive greenhouse gas reduction goals and plans.
More than 690 leading companies, including DHL Group, have committed to reduce emissions in line with Paris Agreement goals. Deutch Bahn (a German railway company with 318,000 employees) has a goal to use 100% renewable energy by 2038 [https://ir.deutschebahn.com/en/news-presentations/news/detail/deutsch-bahn-is-focusing-solely-on-powerful-rail/]
Ramping up the scale, pace and rigor of climate-related efforts may help Union Pacific unlock opportunities for growth as major business customers demand environmental accountability from suppliers. It may also help prepare for future carbon-related regulations.
Similar resolutions won majority votes recently at Genesee & Wyoming [https://engagements.ceres.org/ceres_engagementdetailpage?recID=a0I1H00000C4a0TQAR], Anadarko, Exxon Mobil, Kinder Morgan, Middleby, Occidental, and Range Resources.
Given the impact of climate change on Union Pacific, the economy, environment, and human systems, and the short amount of time in which to address it, our Company has a clear responsibility to investors and stakeholders to account for whether, and how, it plans to reduce or offset ongoing climate contributions.
Vote FOR Climate Assessment Report – Proposal 5

PROPOSAL NUMBER 5 – Shareholder Proposal Regarding Climate Assessment Report
Recommendation of the Board of Directors
The Board of Directors has considered the proposal, and does not believe that it is in the best interests of the Company and its shareholders in light of all of the actions the Company is already taking to address climate change and sustainability.
The Board acknowledges the importance of addressing and minimizing the environmental impact of the Company’s operations. Union Pacific has long supported corporate sustainability, including environmental and social considerations, is committed to incorporating these values in our business, and has promoted them in its practices. For example, the Company recently announced that it will set science-based greenhouse gas (GHG) emissions reduction goals at a level consistent with the Paris Agreement’s goal of limiting global warming to well below 2"C above pre-industrial levels.
We help our customers transport their goods in a fuel efficient manner. Railroads are one of the most fuel efficient means of transportation. On average, trains are four time more fuel efficient than trucks. According to the American Association of Railroads, that means that moving freight by rail instead of truck can result in a relative 75 percent reduction in greenhouse gas emissions. Consistent with being part of the solution, Union Pacific offers customers a carbon emission estimator so they can calculate their potential carbon emissions savings if they use rail instead of trucks.
In addition, we already constantly look for ways to improve our environmental performance by, among other things, investing in technology, maintaining equipment, training employees in environmentally friendly behaviors, and collaborating with a range of partners to try to identify opportunities to reduce our environmental impact and manage our business and land responsibly. Some examples of the Company’s efforts include:
•
We already provide an annual overview of our sustainability efforts in our Building America Reports, copies of which can be found at https://www.up.com/aboutup/corporate_info/building-america-report/index.htm.

•
For the past 12 years, Union Pacific has submitted, and intends to continue to submit, climate change data to the CDP. Union Pacific earned an A- rating on the CDP’s Climate Change Survey in 2018 and a B rating on the CDP’s Climate Change Survey in 2019.

•
In March 2020, Union Pacific announced that it has submitted a commitment letter to the Science Based Targets Initiative (SBTi) and intends to utilize SBTi’s Sectoral Decarbonization Approach Transport tool, which models targets for direct and indirect transportation emissions, to help establish Union Pacific’s GHG emissions reduction goals. SBTi assesses corporate emissions reduction targets in line with what climate scientists believe is needed to meet the Paris Agreement goals of limiting global warming to well below 2"C above pre-industrial levels. Union Pacific anticipates finalizing its target and submitting it for approval to the SBTi within a year.

•
In 2018, Union Pacific invested in new software that runs while the train is traveling on our network to help us predict potential locomotive failures, rather than requiring the locomotives to burn fuel while being tested in a static position inside our yard.

•	Union Pacific mandates that its employees follow the Company’s environmental policy, which can be found on the Company’s website at https://www.up.com/aboutup/environment/policy/index.htm.
•
We participate in and collaborate with a range of partners to identify opportunities to reduce our environmental impact and manage our land responsibly, including: GreenBiz Network, a peer-to-peer learning forum for sustainability executives from a diverse group of some of the world’s largest companies; The California Council for Environmental and Economic Balance, a nonprofit, nonpartisan coalition of industry, labor and public leaders working to solve the most pressing environmental policy problems facing California; and The Association of American Railroads Environmental Affairs Committee, a rail industry forum that shares best practices.

PROPOSAL NUMBER 5 – Shareholder Proposal Regarding Climate Assessment Report
•
Since 2008, we have invested roughly $3.8 billion in purchasing more than 1,500 locomotives that all meet the EPA’s tier standards for emissions, some of which also meet the EPA’s stringent Tier 4 emissions standards, which reduce particulate emissions from diesel locomotives by as much as 90% and nitrogen oxide emissions by as much as 80%. At the same time, Union Pacific also retired more than 1,950 older, less fuel efficient locomotives.

•
We continue to diligently work toward our previously announced fuel consumption goal of reducing locomotive consumption by 1.5% in total through 2020. For example, we have worked to optimize fuel consumption by expanding the use of our energy management system (EMS), which will allow high-horsepower locomotives that are equipped with EMS to use the system, similar to cruise control, in all locations that utilize Positive Train Control (PTC). PTC provides the two-way communication and data needed to optimize this EMS technology.

The proposal fails to acknowledge or recognize the significant measures the Company already takes, which are based on carefully planned and executed strategies developed and implemented by the Company’s management, with Board oversight. The proposal also ignores the reports and other information the Company already makes available to its shareholders and other stakeholders. Union Pacific maintains its steadfast commitment to sustainable practices and acting as a responsible steward of the environment, and will continue to evaluate areas where it can continue to enhance both its commitment to informing our shareholders and stakeholders on our goals and accomplishments. However, the Board does not believe requiring the Company to incur the additional cost and expense to provide the didactic report on the pros and cons of generalized propositions, as requested in this proposal, would result in improved environmental stewardship, better company performance, or increased shareholder value. Instead, we believe that the additional report requested by the proposal would result in an unnecessary and unproductive use of the Company’s time and resources and negatively burden shareholder value, and that the interests of the Company’s shareholders are better served by the deliberate, thoughtful decisions and analysis of Company management, made with Board oversight.
The Board of Directors respectfully requests that shareholders vote AGAINST Proposal 5.

Other Matters
Shareholder Proposals
Under SEC rules, any shareholder who wishes to present a proposal to be included in our Proxy Statement and introduced at our 2021 Annual Meeting of Shareholders must submit the proposal to the Secretary of the Company so that it is received no later than the close of business on December 4, 2020, and must satisfy the other requirements of SEC Rule 14a-8. Any shareholder who instead wishes to bring a proposal directly before the Company’s next Annual Meeting of Shareholders (other than certain proposals submitted only pursuant to SEC Rule 14a-8) must provide written notice of the proposal to the Secretary of the Company no earlier than January 14, 2021, and no later than the close of business on February 13, 2021, and must otherwise provide the information and comply with the procedures set forth in the Company’s By-Laws, a copy of which is available on the Company’s website at www.up.com/investors/governance. Shareholders may obtain a printed copy of the Company’s By-Laws by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. If a shareholder wishing to make such a proposal fails to comply with the forgoing notice provision and does not also satisfy the requirements of SEC Rule14a-4(c)(1), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal.
Any eligible shareholder wishing to nominate director candidates for inclusion in our Proxy Statement under our proxy access By-Law provisions should refer to page 19 for applicable procedures and submission requirements.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, there was one late filing. Mr. Patel failed to file a Form 4 due to a purchase on May 18, 2018, of 20 shares of Company common stock in a managed S&P 500 account. The late Form 4 filing was made on January 6, 2020.
Delivery of Documents to Shareholders Sharing an Address
The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Company’s Proxy Statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, should submit a request to the Secretary of the Company by telephone at 402-544-5000 or by submitting a written request to the Secretary of the Company at the address listed below. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other Matters
Availability of Annual Report on Form 10-K
If you would like an additional copy of the Annual Report on Form 10-K for the year ended December 31, 2019, you may find this document at www.up.com under the “Investors” caption link. Alternatively, any shareholder wishing to receive, without charge, a copy of this document should send a written request to: Corporate Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.
The references to the Company’s website in this Proxy Statement do not constitute, and should not be deemed, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this Proxy Statement.
Other Business
The Board does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.
Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope.
Rhonda S. Ferguson
Executive Vice President,
Chief Legal Officer and
Corporate Secretary

UNION PACIFIC
BUILDING AMERICA®

UNION PACIFIC CORPORATION
1400 DOUGLAS ST, 19TH FLOOR
OMAHA, NE 68179

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 13, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 11, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Listen during The Meeting - at **www.virtualshareholdermeeting.com/UNP2020**

You may listen to a live audio-only webcast of the Meeting via the Internet. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 13, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 11, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E89419-P32950

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNION PACIFIC CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Andrew H. Card Jr.	☐	☐	☐
1b. William J. DeLaney	☐	☐	☐
1c. David B. Dillon	☐	☐	☐
1d. Lance M. Fritz	☐	☐	☐
1e. Deborah C. Hopkins	☐	☐	☐
1f. Jane H. Lute	☐	☐	☐
1g. Michael R. McCarthy	☐	☐	☐
1h. Thomas F. McLarty III	☐	☐	☐
1i. Bhavesh V. Patel	☐	☐	☐
1j. Jose H. Villarreal	☐	☐	☐
1k. Christopher J. Williams	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2020.	☐	☐	☐
3. An advisory vote to approve executive compensation ("Say on Pay").	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4.	For	Against	Abstain
4. Shareholder proposal regarding Independent Chairman if properly presented at the Annual Meeting.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 5.	For	Against	Abstain
5. Shareholder proposal regarding Climate Assessment Report if properly presented at the Annual Meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E89420-P32950

UNION PACIFIC CORPORATION
Annual Meeting of Shareholders
May 14, 2020 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Lance M. Fritz and Rhonda S. Ferguson, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of UNION PACIFIC CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, CDT on May 14, 2020, at the CHI Health Center, 455 North 10th Street, Room 204, Omaha, Nebraska, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side